     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1996
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                            CABLE-SAT SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

             FLORIDA                             7372                           65-0581474
   (State of other Jurisdiction      (Primary Standard Industrial             (IRS Employer
  incorporation or organization)     Classification Code Number)            Identification No)

                              2105 HAMILTON AVENUE
                                   SUITE 140
                               SAN JOSE, CA 95125
                                 (408) 879-6600

              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                             ---------------------
                                 ABE OSTROVSKY
                              2105 HAMILTON AVENUE
                                   SUITE 140
                               SAN JOSE, CA 95125
                                 (408) 879-6600

           (Name, address, including zip code, and telephone number,
            including area code, of registrant's agent for service)
                             ---------------------
                                   COPIES TO:

               JOEL BERNSTEIN, ESQ.                               DAVID A. CARTER, P.A.
                  P.O.BOX 330072                               355 WEST PALMETTO PARK ROAD
                  MIAMI, FL 33233                                 BOCA RATON, FL 33432
                  (305) 751-3008                                      (407)750-6999
               (305) 751-4928 (FAX)                               (407) 367-0960 (FAX)

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------
                                                               PROPOSED           PROPOSED
                                               AMOUNT          MAXIMUM            MAXIMUM         AMOUNT OF
           TITLE OF SECURITIES                 BEING        OFFERING PRICE       AGGREGATE       REGISTRATION
             TO BE REGISTERED                REGISTERED      PER UNIT(1)       OFFERING PRICE        FEE
- ---------------------------------------------------------------------------------------------------------------
Common Stock..............................    1,150,000         $6.00             $6,900,000          $
- ---------------------------------------------------------------------------------------------------------------
Common Stock(2)...........................    1,150,000          6.00              6,900,000
- ---------------------------------------------------------------------------------------------------------------
Stock Purchase Warrant....................    1,150,000           .125               143,750
- ---------------------------------------------------------------------------------------------------------------
Underwriters' Warrant.....................      100,000           .001                   100
- ---------------------------------------------------------------------------------------------------------------
Common Stock(2)...........................      200,000          7.20              1,440,000
- ---------------------------------------------------------------------------------------------------------------
Underlying Underwriters' Warrant..........      100,000           .15                 15,000
- ---------------------------------------------------------------------------------------------------------------
Common Stock..............................    2,094,000          2.50              5,235,000
- ---------------------------------------------------------------------------------------------------------------
Total.....................................                                       $20,633,850      $7,115.12
- ---------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------

- ---------------

(1) Estimated solely for the purpose of calculating the registration fee.
(2) Representing the Common Stock issuable upon exercise of warrants. This registration statement also relates to such additional indeterminate number of shares of Common Stock as may be issued upon adjustment of the warrants in accordance with the terms therefore to prevent dilution.

     THE REGISTRANT HEREBY AMENDS THIS REGULATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A)
MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

PROSPECTUS
                            CABLE-SAT SYSTEMS, INC.
                        1,000,000 SHARES OF COMMON STOCK
              1,000,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS

     Cable-Sat Systems, Inc. (the "Company") is offering hereby 1,000,000 shares of its Common Stock, $.001 par value per share (the "Common Stock") and 1,000,000 Redeemable Common Stock Purchase Warrants (the "Warrants"). The Common Stock and the Warrants (collectively, the "Securities") are separately transferable at any time after the date of this Prospectus (the "Effective Date"). Each Warrant entitles the registered holder thereof to purchase, at any time during the period commencing on the Effective Date, one share of Common Stock at a price of $6.00 per share, subject to adjustment under certain circumstances, through [three years from Effective Date]. The Warrants offered hereby are not exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants and such shares have been registered, qualified or deemed to be exempt under the securities laws of the states of residence of the exercising holders of the Warrants. Commencing after the Effective Date, the Warrants are subject to redemption by the Company at $.25 per Warrant on 30 days' prior written notice if the closing bid price for the Company's Common Stock, as reported on The NASDAQ SmallCap Market ("NASDAQ"), or the last sale price as reported on a national or regional securities exchange, as applicable, for 30 consecutive trading days ending within 10 days of the notice of redemption of the Warrants, averages at least $12.00. The Company is required to maintain an effective registration statement with respect to the Common Stock underlying the Warrants prior to redemption of the Warrants. The Warrants may not be redeemed during the first year from the effective date without the consent of Barron Chase Securities, Inc.

     Prior to this Offering, there has been no public market for the Common Stock or the Warrants. It is anticipated that upon completion of this Offering the Common Stock and the Warrants will be listed on NASDAQ under the symbols
"          " and "          ", respectively, and the Common Stock and Warrants
will be listed for trading on The Boston Stock Exchange (the "Boston Exchange")
under the symbols "          " and "          ". There is no assurance that an
active trading market in the Company's Common Stock or Warrants will develop. The offering price of the Common Stock and Warrants, as well as the exercise price and other terms of the Warrants have been determined by negotiation between the Company and Barron Chase Securities, Inc. (the "Representative"), acting as representative of the several underwriters identified elsewhere herein (the "Underwriters"), and bear no relationship to the Company's asset value, net worth or other established criteria of value. See "RISK FACTORS" and "UNDERWRITING."

                            ------------------------

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS OF THE SECURITIES OFFERED HEREBY.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE CsOMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
             THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.


==========================================================================================================
                                                              PRICE TO      UNDERWRITING    PROCEEDS TO
                                                               PUBLIC       DISCOUNT(1)      COMPANY(2)
- ----------------------------------------------------------------------------------------------------------
Per Share.................................................      $6.00           $.60           $5.40
- ----------------------------------------------------------------------------------------------------------
Per Warrant...............................................      $.125          $.0125          $.1125
- ----------------------------------------------------------------------------------------------------------
Total (3).................................................    $6,125,000      $612,500       $5,512,500
- ----------------------------------------------------------------------------------------------------------

(1) Does not include additional compensation to be received by the Representative in the form of (i) a non-accountable expense allowance of $183,750, ($211,312.50 if the Underwriters' over-allotment option is exercised in full); (ii) Representative Warrants to purchase up to 100,000 shares of Common Stock at $7.20 per Share (120% of the initial offering price) and 100,000 Underlying Warrants at $.15 per warrant exercisable over a period of five years commencing on the Effective Date (the "Representative's Warrants"); and (iii) a financial advisory agreement for the Representative to act as an investment banker for the Company for a period of three years at a fee of $108,000, payable at the closing of the Offering. In addition, the Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting expenses of this Offering payable by the Company, estimated at $310,212 including the Representative's non-accountable expense allowance.
(3) The Company has granted to the Underwriters an option, exercisable within forty-five (45) days of the date of consummation of this Offering, to purchase up to 150,000 additional shares of Common Stock and 150,000 additional Warrants on the same terms and conditions as set forth above to cover over-allotments, if any (the "Over-allotment Option"). If all such additional Securities are purchased, the Price to Public, Underwriting Discounts and Commissions, and Proceeds to Company will be increased to $7,043,750, $704,375 and $6,339,375, respectively. See "Underwriting."

                        [BARRON CHASE SECURITIES LOGO]

                            7700 WEST CAMINO REAL
                                  SUITE 200
                          BOCA RATON, FLORIDA 33433

                THE DATE OF THIS PROSPECTUS IS           , 1996

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AND THE WARRANTS TO LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     The Securities are being offered on a firm commitment basis, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to the approval of certain legal matters by counsel and certain other conditions. It is expected that delivery of certificates representing the Securities will be made at the offices of Barron Chase Securities, Inc., 7700 W Camino Real, Suite 200, Boca Raton, Florida 33433-5541, on or about
                 .

     Concurrently with this offering, the Company has registered 1,367,630 shares of Common Stock (the "Selling Stockholders Shares") for resale by certain of its stockholders (the "Selling Stockholders") and 724,370 shares of Common Stock for distribution by Call Now, Inc. as a dividend to its stockholders of record as of March 12, 1996 (the "Distribution"). The Selling Stockholders have agreed not to sell any of the Selling Stockholders' Shares for periods from six months from the date of this Prospectus (in the case of 667,630 of such shares) or 12 months (in the case of 700,000 of such shares) after the date of this Prospectus without the prior written consent of the Representative. Call Now, Inc. has agreed not to make the Distribution until six months from the date of this Prospectus. None of these 2,092,000 shares are being underwritten by the Underwriters and the Company will not receive any of the proceeds from the Distribution or sale of the Selling Stockholders Shares. See "Selling Stockholders" and "The Distribution".

     To the date hereof, the Company has not been required to file, and has not filed, periodic reports with the Securities and Exchange Commission. Following consummation of this Offering, the Company intends to furnish to its stockholders annual reports containing financial statements audited and reported on by independent auditors and may provide quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and the financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, information in this Prospectus, including share and per share data, assumes no exercise of
(i) the Underwriter's Over-allotment Option and (ii) the Warrants.

                                  THE COMPANY

     The Company, a development stage company organized in August 1994, is developing products to allow the facsimile transmission of color images from computers equipped with the Company's software programs. Such color facsimiles can then be viewed on the receiving computer's screen, stored and printed on a color printer. Recipients equipped with black and white electronic fax software or a black and white fax machine can still receive faxes sent via the software; the faxes will simply appear in black and white. There are millions of computers equipped with appropriate fax modems or boards, but such computers lack software programs which will enable them to send and receive color fax images. The Company believes that the recent price reductions of color peripherals will result in substantial demand for the ability to transmit and receive color facsimiles. The Company's initial color fax software product, not yet named but being developed under the working name TRUE COLOR FAX, is in technology prototype testing at this time. Color images contain very large quantities of data requiring a considerable amount of a computer's data storage resources and resulting in a long transmission time. In order to fax color images over standard phone lines in a short amount of time, the data must be compressed. The International Telecommunications Union (ITU) has recently recommended a standard for color image facsimile transmission (the "International Standard"). The standard allows all machines meeting the standard to communicate with each other. The Company's color fax software will incorporate the new International Standard for color faxing. Use of the International Standard is anticipated to result in transmission times of 4-8 minutes per typical page. The Company's second color fax product with the working name, TRUE COLOR FAX PRO, which is currently in development, in addition to complying with the International Standard for faxing, will contain the Company's proprietary processes which will enable large quantities of color picture data to be reduced by a significant factor, resulting in significantly reduced file sizes and thereby making color fax transmission and storage more efficient. When communicating with other computers equipped with CableSat TRUE COLOR FAX PRO software, the Company's proprietary process will be used. The Company anticipates that with its proprietary process TRUE COLOR FAX PRO software will be more efficient than the International Standard and projects a transmission time under 2 minutes for a typical page.

     The Company's color facsimile software products integrate new and existing components into a system that the Company believes will provide competitively priced, color facsimile capabilities.

     The Company has not sold or licensed any of its products or technologies. The Company's prospects must be considered in light of the risks associated with the establishment of a new business in the evolving computer industry, as well as further risks encountered in the shift from development to commercialization of new products based on innovative technology. There can be no assurance that the Company will be able to generate revenues or achieve profitable operations. See "Risk Factors," "Business" and "Financial Statements."

     The Company was incorporated under the laws of Florida on August 26, 1994. The Company's corporate offices are located at 2105 Hamilton Avenue, Suite 140, San Jose, California 95125. The Company's telephone number is (408) 879-6600.

                               SECURITIES OFFERED

The Offering...............  1,000,000 shares of Common Stock and 1,000,000
                               Warrants to purchase 1,000,000 shares of Common Stock. See "Description of Securities" and "Underwriting."

Offering price.............  $6.00 per share of Common Stock and $.125 per
                               Warrant.

Common Stock outstanding:
Prior to the Offering......  3,772,000 shares of Common Stock
After the Offering(1)......  4,922,000 shares of Common Stock

Warrants outstanding after
the Offering(2)............  1,000,000 warrants

Exercise price of Warrants
  offered hereby...........  $6.00 per share, subject to adjustment in certain circumstances. See, "Description of
                               Securities -- Redeemable Warrants".

Exercise period of Warrants
  offered hereby...........  The three year period from the effective date hereof.

Redemption of Warrants.....  Redeemable by the Company at any time after the date hereof (or earlier with the prior written consent of the Underwriter) on not less than 30 days prior written notice to the holders of the Warrants, provided the average closing bid quotation of the Common Stock as reported on the NASDAQ Stock Market, if traded thereon, or if not traded thereon, the average closing sale price of the Common Stock if listed on a national securities exchange (or other reporting system that provides last sale prices), has been at least $12.00 for a period of 30 consecutive trading days ending within 10 days prior to the date on which the Company gives notice of redemption. The Warrants may not be redeemed during the first year from the effective date without the consent of Barron Chase Securities, Inc. The Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption. See "Description of Securities Redeemable Warrants."

Use of Proceeds............  The net proceeds to the Company, aggregating approximately $5,198,550, will be applied to redeem Preferred Stock for $450,000 and for research and development; marketing; manufacturing; general and administrative expense; the purchase of equipment and inventory; and the balance for working capital and general corporate purposes. See "Use of Proceeds."

Risk Factors...............  The securities offered hereby involve a high degree of risk and substantial immediate dilution to new investors. Only investors who can bear the risk of their entire investment should invest. See "Risk Factors" and "Dilution".

Proposed NASDAQ symbols....        -- Common Stock
                                   -- Warrants

Proposed Boston Stock
Exchange Symbols...........        -- Common Stock
                                   -- Warrants
- ---------------

(1) Includes 1,000,000 shares of Common Stock offered hereby and 150,000 shares of Common Stock issuable upon redemption of the Company's outstanding Preferred Stock. Excludes (i) 1,000,000 shares of Common Stock reserved for issuance upon exercise of the Warrants; (ii) an aggregate of 200,000 shares of Common Stock reserved for issuance upon exercise of the Representative's Warrants and the warrants included therein; (iii) 150,000 shares of Common Stock issuable upon exercise of the Underwriter's Over-allotment Option; and (iv) 566,200 shares reserved for issuance upon exercise of other outstanding options. See "Management -- Employment Agreements," "Certain Transactions," "Description of Securities" and "Underwriting."

(2) Includes (i) 1,000,000 Warrants offered hereby. Excludes (i) 100,000 Representative's Warrants to be issued to the Representative upon closing of the Offering; and (ii) 150,000 Warrants issuable upon exercise of the Underwriter's Over-allotment Option.

                         SUMMARY FINANCIAL INFORMATION

     The summary financial data set forth below is derived from and should be read in conjunction with the financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

STATEMENT OF OPERATIONS DATA

                                                                               FROM INCEPTION
                                                                             (AUGUST 26, 1994)
                                                                           THROUGH MARCH 31, 1996
                                                                           ----------------------
Revenues (interest income)...............................................        $    7,589
Net loss.................................................................        $ (836,132)
Net loss per common share(1).............................................        $     (.36)
Weighted average number of shares(1).....................................         2,291,111

BALANCE SHEET DATA

                                                              MARCH 31, 1996
                                                        ---------------------------     PRO FORMA
                                                         ACTUAL      PRO FORMA(2)     ADJUSTED(2)(3)
                                                        ---------   ---------------   --------------
Working capital.......................................  $ 430,512     $ 1,570,512       $6,772,860
Total assets..........................................  $ 573,564     $ 1,713,564       $6,915,852
Total liabilities.....................................  $  43,473     $    43,473       $   43,473
Deficit accumulated during the development stage......  $(836,132)    $  (836,132)      $ (836,132)
Stockholders' equity..................................  $ 530,091     $ 1,670,091       $6,512,529

- ---------------

(1) The net loss per common share has been computed in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 64 ("SAB 64"). SAB 64 requires the net loss per common share to be computed based on the weighted average number of shares of common stock outstanding, increased for certain shares or stock options, including shares of Preferred Stock, issued within one year or in contemplation of the Company's filing of its registration statement, and that such shares be treated as if outstanding for all periods presented.
(2) Gives effect to the issuance of 1,072,000 shares of Common Stock in exchange for an aggregate net consideration of approximately $1,260,000 which occurred after March 31, 1996. See "Recent Financing".
(3) Gives effect to the sale of the Common Stock and Warrants offered hereby and the application of a portion of the estimated net proceeds therefrom to redeem the Preferred Stock. See "Use of Proceeds."

                                  RISK FACTORS

     The securities offered hereby are speculative and involve a high degree of risk, including, but not limited to, the risk factors described below. Each prospective investor should carefully consider the following risk factors before making an investment decision.

     Development Stage Company; Absence of Operating History. The Company was incorporated in August 1994 and is in the development stage. Accordingly, the Company has no significant operating history upon which an evaluation of the Company's prospects can be made. Since inception, the Company has been engaged primarily in the design and development of TRUE COLOR FAX and TRUE COLOR FAX PRO (the "Initial Color Fax Products") and related technology, the recruitment of key management and technical personnel and raising capital to fund its operations. The Company has produced technology prototypes of its initial color fax software program, currently called TRUE COLOR FAX, and is in the process of developing its advanced color fax software product, currently called TRUE COLOR FAX PRO. It has not licensed or sold any of its products or technologies. The Company's viability, profitability and growth depend upon successful completion of the development and commercialization of these products. There can be no assurance that any of the Company's technologies or products will be successfully developed or commercialized. The prospects for the Company's success must be considered in light of the risks, expenses and difficulties often encountered in the establishment of a new business in a continually evolving industry subject to rapid technological and price changes, and characterized by an increasing number of market competitors. The risks, expenses and difficulties often encountered in a shift from the research and development of prototype products to the commercialization of new products based on innovative technology must also be considered. See "Business."

     No Revenues; Accumulated Deficit; Anticipated Future Losses. To date, the Company has had no operating revenue and does not anticipate any operating revenue until such time as its relevant technology and one or more of its Initial Color Fax Products are completely developed, manufactured in commercial quantities and available for commercial distribution, none of which can be assured. There can be no assurance that the Company's technology and products, if developed and manufactured, will be able to compete successfully in the marketplace and/or generate significant revenue. The Company anticipates incurring significant costs in connection with the development of its technologies and proposed Initial Color Fax Products and there is no assurance that the Company will achieve sufficient revenues to offset anticipated operating costs. As of March 31, 1996, the Company's deficit accumulated during the developmental stage was $836,132. Further, the Company anticipates continuing losses until its Initial Color Fax Products generate substantial revenues, which cannot be assured. Included in such losses are research and development expenses, marketing costs, production costs, and general and administrative expenses. See "Summary Financial Information."

     Significant Capital Requirements; Dependence on Offering Proceeds; Need for Additional Financing. The Company's capital requirements in connection with its development activities have been and will continue to be significant. The Company has been dependent upon the proceeds of sales of its securities to private investors to fund its initial development activities. The Company anticipates that the proceeds of this offering will be sufficient to satisfy its contemplated cash requirements for at least 12 months following the consummation of this offering. After such time, the completion of the Company's development activities relating to its Initial Color Fax Products and the commencement of marketing and distribution activities in connection with such products may require continued funding in excess of the proceeds of this offering or any funds otherwise currently available to the Company. The Company has no current arrangements with respect to sources of additional financing and there is no assurance that other additional financing will be available to the Company in the future on commercially reasonable terms, or at all. The inability to obtain additional financing, when needed, would have a material adverse effect on the Company, including possibly requiring the Company to curtail or cease operations. To the extent that any future financing involves the sale of the Company's equity securities, the Company's then existing stockholders, including investors in this offering, could be substantially diluted.

     New Concept; Uncertainty of Market Acceptance; Lack of Marketing Experience. The Initial Color Fax Products currently being developed by the Company utilize new concepts and designs in image compression and processing. The Company's prospects for success will therefore depend on its ability to successfully license and sell its products to key manufacturers and distributors who may be inhibited from doing business with the Company because of their commitment to their own technologies and products. As a result, demand and market acceptance for the Company's technologies and proposed products is subject to a high level of uncertainty. The Company currently has limited financial, personnel and other resources to undertake the extensive marketing activities that will be necessary to market its technology and products once their development is completed. There is no assurance that any of the Company's potential customers will enter into any arrangements with the Company. There is no assurance that the Company will be able to formalize any marketing arrangements or that its marketing efforts will be successful. See
"Business -- Sales and Marketing" and "Business -- Research and Development."

     Dependent on Manufacturers. The Company intends to rely in part on the manufacturers of personal computers, fax modems, color printers and scanners for initial distribution of its Initial Color Fax Products. The Company is therefore dependent upon such firms to distribute its products. To date, the Company does not have any agreements with any manufacturers to distribute its color fax products. The failure of such manufacturers to distribute copies of the Company's Initial Color Fax Products with their products would have a material adverse effect on the Company's ability to market its Initial Color Fax Products.

     Uncertainty of Product and Technology Development; Need for Product Testing; Technological Factors. The Company has not completed development of any of the Company's proposed Initial Color Fax Products in commercially salable form. Technologies and proposed products being developed by the Company are in various stages of development. Product development efforts are subject to all of the risks inherent in the development of new technology and products (including unanticipated delays, expenses, technical problems or difficulties, as well as the possible insufficiency of funding to complete development). There can be no assurance as to when, or whether, such developments will be successfully completed.

     Competition; Product Obsolescence. The markets for the technology and products being developed by the Company are characterized by rapid changes and evolving industry standards often resulting in product obsolescence or short product life cycles. As a result, certain companies may be developing technologies or products of which the Company is unaware which may be functionally similar, or superior, to some or all of those being developed by the Company. These companies may have substantially greater financial, technical, personnel and other resources than the Company and may have established reputations for success in developing, licensing and sales of their products. The ability of the Company to compete will depend on its ability to complete development and introduce to the marketplace in a timely and cost-competitive manner its proposed products and technology, to continually enhance and improve such products and technology, to adapt its proposed products to be compatible with specific products manufactured by others, and to successfully develop and market new products and technology. There is no assurance that the Company will be able to compete successfully, that its competitors or future competitors will not develop technologies or products that render the Company's products and technology obsolete or less marketable or that the Company will be able to successfully enhance its proposed products or technology or adapt them satisfactorily.

     Dependence on Key Personnel. The success of the Company will be largely dependent on its ability to hire and retain qualified executive, scientific and marketing personnel. There is no assurance that the Company will be able to hire or retain such necessary personnel.

     Protection of Proprietary Information. The Company will apply for copyrights relating to certain of its proposed Initial Color Fax Products and may also apply for patent protection. There is no assurance that any patents will be obtained. If obtained, there is no assurance that any patents or copyrights will afford the Company commercially significant protection of its technologies or that the Company will have adequate resources to enforce its patents and copyrights. The Company also intends to seek foreign patent and copyright protection. With respect to foreign patents and copyrights, the laws of other countries may differ significantly from those of the United States as to the patentability of the Company's products or technology. Moreover, the degree of protection afforded by foreign patents or copyrights may be different from that in the United

States. Patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, the Company cannot be certain that it will be the first creator of inventions covered by any patent applications it makes or the first to file patent applications on such inventions.

     Competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investments in competing technologies, may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or otherwise interfere with the Company's ability to make and sell its products. The Company has not conducted an independent review of patents issued to third parties. In addition, because of the developmental stage of the Company, claims that the Company's products infringe on the proprietary rights of others are more likely to be asserted after commencement of commercial sales incorporating the Company's technology. Although the Company believes that its products do not infringe the patents or other proprietary rights of third parties, there can be no assurance that other third parties will not assert infringement claims against the Company or that such claims will not be successful. There can also be no assurance that competitors will not infringe the Company's patents. Defense and prosecution of patent suits, even if successful, are both costly and time consuming. An adverse outcome in the defense of a patent suit could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties or require the Company to cease selling its products.

     The Company also relies on unpatented proprietary technology, and there can be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to the Company's unpatented technology. To protect its trade secrets and other proprietary information, the Company requires employees, consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If the Company is unable to maintain the proprietary nature of its technologies, the Company could be adversely affected. See "Business -- Patents; Proprietary Information."

     Control by Management. Upon consummation of the Offering, the directors and officers of the Company will beneficially own 2,048,273 shares of Common Stock, or approximately 38% of the Company's then outstanding shares of Common Stock and have the right to acquire 230,000 additional shares pursuant to outstanding options. Such directors and officers would in all likelihood be in a position to control the election of the Company's directors and thereby select the management, and direct the policies, of the Company. See "Management," "Principal Stockholders" and "Description of Securities."

     No Dividends. The Company has paid no cash dividends to date. Payment of dividends on the Common Stock is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition, and other relevant factors. The Company does not currently intend to declare any dividends on its Common Stock in the foreseeable future. Currently, the Company plans to retain any earnings it receives for development of its business operations. See "Summary Financial Information."

     Redemption of Preferred Stock; Benefit to Stockholder. $450,000 of the proceeds of this offering will be used to redeem outstanding Preferred Stock and, accordingly, such funds will not be available to fund future growth. See "Use of Proceeds."

     Dilution. Investors purchasing shares of Common Stock in the Offering will incur immediate and substantial dilution in the net tangible book value per share of the Common Stock from the initial public offering price as compared to the increase in net tangible book value per share that will accrue to existing stockholders. Such dilution is estimated to be $4.52 per share (or approximately 75%). See "Dilution".

     Shares Eligible for Future Sale; Registration Rights. Upon the consummation of this offering, the Company will have 4,922,000 shares of Common Stock outstanding, assuming no exercise of the Warrants or outstanding options. All of the Company's presently issued and outstanding shares of Common Stock are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act ("Rule 144") and may, in certain circumstances, be sold without registration pursuant to such rule. All of such "restricted" shares will become eligible for sale under Rule 144 beginning in April 1997 (subject to certain recurring three-month volume limitations prescribed by Rule 144). The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and the Warrants and could impair the Company's ability in the future to raise additional capital through the sale of its equity securities. See "Principal Stockholders", "Underwriting", "Selling Stockholders" and "The Distribution".

     No Assurance of Public Market; Determination of Public Offering Price; Possible Volatility of Market Price of Common Stock and Warrants. Prior to this offering, there has been no public trading market for the shares of Common Stock or the Warrants. Consequently, the initial offering price of the Common Stock and the Warrants and the exercise price of the Warrants have been determined by negotiations between the Company and the Underwriter and do not necessarily reflect the Company's book value or other established criteria of valuation. There can be no assurance that a regular trading market for either the Common Stock or the Warrants will develop after this offering or that, if developed, it will be sustained. In addition, the market price of the securities of development-stage companies in high-technology industries has been highly volatile. In addition, the market prices for securities of many emerging companies have experienced wide fluctuations not necessarily related to the operating performance of such companies. Factors such as the Company's operating results, announcements by the Company of licensing of distribution contracts, orders for its products and announcements by the Company or its competitors concerning technological innovations, new products or systems may have a significant impact on the market price of the Company's securities. See "Underwriting."

     Necessity of Future Registration of Warrants and State Blue Sky Registration; Exercise of Warrants. The Warrants will trade separately upon the closing of the Offering. Although the Warrants will not knowingly be sold to purchasers in jurisdictions in which the Warrants are not registered or otherwise knowingly be sold to purchasers in jurisdictions in which the Warrants are not registered or otherwise qualified for sale or exempt, purchasers may buy Warrants in the after-market or may move to jurisdictions in which the Warrants and the Common Stock underlying the Warrants are not so registered or qualified or exempt. In this event, the Company would be unable lawfully to issue Common Stock to those persons desiring to exercise their Warrants (and the Warrants will not be exercisable by those persons) unless and until the Warrants and the underlying Common Stock are registered or qualified for sale in jurisdictions in which such purchasers reside or an exemption from such registration or qualification requirements exists in such jurisdictions. There can be no assurance that the Company will be able to effect any required registration or qualification.

     The Warrants offered hereby will not be exercisable unless the Company maintains a current registration statement on file with the Commission either by filing post-effective amendments to the Registration Statement of which this Prospectus is a part or by filing a new registration statement with respect to the exercise of such Warrants. The Company has agreed to use its best efforts to file and maintain, so long as the Warrants offered hereby are exercisable, a current registration statement with the Commission relating to such Warrants and the shares of Common Stock underlying such Warrants. However, there can be no assurance that it will do so or that such Warrants or such underlying Common Stock will be or continue to be so registered.

     The value of the Warrants could be adversely affected if a then current prospectus covering the Common Stock issuable upon exercise of the Warrants is not available pursuant to an effective registration statement or if such Common Stock is not registered or qualified for sale or exempt from registration or qualification in the jurisdictions in which the holders of Warrants reside. See "Description of Securities -- Redeemable Warrants."

     Adverse Effect of Redemption of Warrants. The Warrants are generally subject to redemption by the Company at a price of $.25 per Warrant at any time, on at least 30 days prior written notice, if the average closing bid quotation of the Common Stock as reported on the NASDAQ Stock Market, if traded thereon, or if not traded thereon, the average closing sale price of the Common Stock if listed on a national securities exchange (or other reporting system that provides last sale prices), has been at least 200% of the then current exercise price of the Warrants (initially, $12.00 per share), for a period of 30 consecutive trading days ending on the 10th day prior to the date on which the Company gives notice of redemption. If the Company gives such notice of redemption, holders of the Warrants will lose their rights to exercise the Warrants after the date fixed therein for their redemption. Upon the receipt of a notice of redemption of the Warrants, the holders thereof would be required to
(i) exercise the warrants and pay the exercise price at a time when it may disadvantageous for them to do so, (ii) sell the Warrants at the then market price, if any, when they might otherwise wish to hold the Warrants or (iii) accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. The Warrants may not be redeemed during the first year from the effective date without the consent of Barron Chase Securities, Inc., or at any time that a current registration statement is not in effect. See "Description of Securities -- Redeemable Warrants."

     Anti-Takeover Statutes. Florida has enacted legislation which prohibits a publicly-held Florida corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within the prior three years did own) 15% or more of a corporation's voting stock. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." See "Description of Securities -- Anti-Takeover Provisions of Florida Law."

     Tax Loss Carryforwards. At March 31, 1996 the Company had available unused net operating loss carryforwards ("NOLs") aggregating approximately $836,132 to offset future taxable income. Under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), utilization of prior NOLs is limited after an ownership change, as defined in such Section 382, to an amount equal to the value of the loss corporation's outstanding stock immediately before the date of the ownership change, multiplied by the federal long-term tax-exempt rate in effect during the month that the ownership change occurred. Upon the consummation of this offering, the Company may be subject to limitations on the use of its NOLs as provided under Section 382. Accordingly, there can be no assurance that a significant amount of the Company's existing NOLs will be available to the Company following the Offering. In the event that the Company achieves profitability, as to which there can be no assurance, such limitation would have the effect of increasing the Company's tax liability and reducing the net income and available cash resources of the Company in the future.

     Possible Delisting and Risk of Low-Priced Securities. The Company has applied for quotation of the Common Stock and the Warrants on NASDAQ and has applied for listing of the Common Stock and the Warrants on the Boston Stock Exchange. No assurance can be given that the Common Stock and the Warrants will qualify for initial quotation or listing or that the Company will continue to be able to satisfy certain specified financial tests and market related criteria required for continued quotation on NASDAQ and continued listing on the Boston Stock Exchange following the Offering. If the Company is unable to satisfy such maintenance criteria in the future, the Common Stock and the Warrants may be delisted from trading on NASDAQ and/or the Boston Stock Exchange, as the case may be, and consequently an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

     In addition, if the Company's securities are not quoted on NASDAQ or the Boston Stock Exchange, or if the Company does not meet the other exceptions to the penny stock regulations cited above, trading in the Company's securities would be covered by Rule 15g-9 promulgated under the Exchange Act for non-NASDAQ and non-national securities exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market price is at least $5.00 per share.

     If the Company's securities become subject to the regulations applicable to penny stocks, the market liquidity for the Company's securities could be adversely affected. In such event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Common Stock and Warrants offered hereby are estimated to be $5,202,288. The Company anticipates that these proceeds will be used as follows:

                                                                   APPROXIMATE    PERCENTAGE OF
                      APPLICATION OF PROCEEDS                     DOLLAR AMOUNT   NET PROCEEDS
    ------------------------------------------------------------  -------------   -------------
    Research and development(1).................................   $ 1,400,000         26.9%
    Redemption of preferred stock(2)............................       450,000          8.7
    Marketing(3)................................................     2,600,000         50.0
    Purchase of equipment and inventory(4)......................       200,000          3.8
    Working capital and general corporate purposes(5)...........       552,288         10.6
                                                                  -------------      ------
              Total.............................................   $ 5,202,288        100.0%
                                                                   ===========    ==========

- ---------------

(1) Includes estimated costs to continue the development of the TRUE COLOR FAX and TRUE COLOR FAX PRO. See "Management's Discussion and Analysis of Financial Condition" and "Plan of Operation."
(2) Represents the redemption of Preferred Stock issued to Call Now, Inc. in February 1996 for $450,000. The Company used the net proceeds from the sale of such stock to pay for research and product development and operating expenses. See Note 2 and 6 of Notes to Financial Statements.
(3) Includes estimated expenses associated with participation in trade shows, business travel, advertising in trade magazines, the preparation of sales presentations and brochures and market research and related payroll expenses of marketing personnel and consultants. See "Business -- Marketing and Distribution."
(4) Includes the estimated costs associated with the purchase of equipment and the purchase of inventories of the TRUE COLOR FAX and TRUE COLOR FAX PRO. The Company has no commitments to date for the purchase of any inventory. See "Plan of Operation."
(5) Includes anticipated payment of the salaries of the Company's current personnel. The remainder will be used for working capital and general corporate purposes.

     The Company anticipates, based on currently proposed plans and assumptions relating to its operations, that the proceeds of this offering will be sufficient to satisfy the Company's contemplated cash requirements for at least 12 months following the consummation of this offering. In the event the Company's plans change or its assumptions change or prove to be inaccurate or the proceeds of this offering prove to be insufficient to fund operations (due to unanticipated expenses, delays, problems or otherwise), the Company may find it necessary or advisable to reallocate some of the proceeds within the above-described categories or to use portions thereof for other purposes and could be required to seek additional financing sooner than currently anticipated. See "Plan of Operation."

     Proceeds not immediately required for the purposes described above will be invested principally in government securities and/or short-term certificates of deposit.

                                    DILUTION

     As of March 31, 1996, the net tangible book value of the Company was $545,906 or approximately $.18 per share of Common Stock. After giving retroactive effect to the Pro Forma Adjustments (see "Prospectus
Summary -- Summary Financial Information"), the pro forma net tangible book value of the Company was $1,685,906 or $.45 per share of Common Stock. After also giving effect to the sale of the 1,000,000 shares of Common Stock and 1,000,000 Warrants being offered hereby (less underwriting discounts and commissions and estimated expenses of this offering), the adjusted net tangible book value of the Company as of March 31, 1996, would have been approximately $7,085,906, or $1.48 per share, representing an immediate increase in net tangible book value of $1.03 per share of Common Stock to existing stockholders and an immediate dilution of $4.52 per share to new investors. The following table illustrates this dilution to new investors on a per share basis:

    Public offering price........................................................  $6.00
    Net tangible book value before Pro Forma Adjustments.........................    .18
      Increase attributable to Pro Forma Adjustments.............................    .27
                                                                                   -----
      Pro Forma net tangible book value before Offering..........................    .45
      Increase attributable to new investors.....................................   1.03
                                                                                   -----
    Adjusted net tangible book value after Offering..............................   1.48
                                                                                   -----
    Dilution to new investors....................................................  $4.52
                                                                                   =====

     The above table assumes no exercise of outstanding stock options and warrants. As of the date of this Prospectus, there are outstanding stock options to purchase an aggregate of 735,000 shares of Common Stock having exercise prices of $.10 per share to $2.50 per share. To the extent that stock options or warrants are exercised at prices below the public offering price per share, there will be further dilution to new investors. See "Risk Factors," "Plan of Operation," "Certain Transactions," "Description of Securities" and "Underwriting."

     The following table sets forth with respect to existing common stockholders and new investors in this offering, a comparison of the number of shares of Common Stock acquired from the Company, the percentage of ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share.

                                                    SHARES                   TOTAL
                                              -------------------   -----------------------
                                              PURCHASED             CONSIDERATION
                   NUMBER                      NUMBER     PERCENT      AMOUNT       PERCENT   CONSIDERATION
- --------------------------------------------  ---------   -------   -------------   -------   -------------
Existing stockholders.......................  3,772,000      79%     $ 2,176,250      26.6%       $ .58
New investors...............................  1,000,000      21%       6,000,000      73.4%        6.00
                                              ---------   -------   -------------   -------
          Total.............................  4,772,000     100%     $ 8,176,250       100%

     The above tables assume no exercise of the Underwriter's Over-allotment Option. If such option is exercised in full, the new investors will have paid $6,900,000 for 1,150,000 shares of Common Stock, representing approximately 76% of the total consideration for 23% of the total number of shares of Common Stock outstanding.

                                 CAPITALIZATION

     The following table sets forth capitalization of the Company as of March 31, 1996 and as adjusted to reflect the sale of the 1,000,000 shares offered hereby and the application of the net proceeds and issuance of additional shares since March 31, 1996.

                                                                 AS OF MARCH 31, 1996
                                                         -------------------------------------
                                                           ACTUAL     PRO FORMA    AS ADJUSTED
                                                         ----------   ----------   -----------
    Stockholder's Equity:
      Series A Preferred Stock, $.001 par value 150,000
         shares authorized.............................  $  450,000   $  450,000   $       -0-
    Common Stock, $.001 par value, 50,000,000 shares
      authorized; 3,000,000 shares issued and
      outstanding; 4,000,000 shares to be outstanding
      as adjusted......................................  $    3,000   $    3,772   $     4,922
    Additional Paid-in Capital.........................  $1,003,223   $2,142,451   $ 7,343,739
    Subscription Note Receivable.......................  $  (90,000)  $  (90,000)  $       -0-
    Accumulated Deficit................................  $ (836,132)  $ (836,132)  $  (836,132)
    Total Stockholders' Equity.........................  $  530,091   $1,670,091   $ 6,512,529
              Total Capitalization.....................  $1,456,223   $2,596,251   $ 7,778,539

                            SELECTED FINANCIAL DATA

     The following selected financial data are qualified by reference to, and should be read in conjunction with, the Company's Financial Statements, the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Plan of Operations" contained elsewhere in this Prospectus. The selected financial data for each of the two years ended September 30, 1994 and 1995 are derived from Company's audited financial statements, and the selected financial data for the six-month periods ended March 31, 1995 and 1996 are derived from the Company's unaudited financial statements.

                                                              YEARS ENDED        SIX MONTHS ENDED
                                                             SEPTEMBER 30,           MARCH 31,
                                                          -------------------   -------------------
                                                           1994       1995       1995       1996
                                                          ------   ----------   ------   ----------
STATEMENT OF OPERATIONS DATA:
Revenues................................................  $  -0-   $      -0-   $  -0-   $      -0-
General and administrative expenses.....................     -0-      256,554      -0-      587,167
Income (loss) from operations...........................     -0-     (256,554)     -0-     (587,167)
Other income (expense)..................................     -0-        1,789      -0-        5,800
Income (loss) before income taxes.......................     -0-     (254,765)     -0-     (581,367)
Provision for income taxes..............................     -0-          -0-      -0-          -0-
Net income (loss).......................................     -0-     (254,765)     -0-     (581,367)
Earnings (loss) per share...............................     -0-         (.12)     -0-         (.25)
Weighted average shares outstanding.....................     -0-    2,200,000      -0-    2,291,111

                                                                        SEPTEMBER 30,   MARCH 31,
                                                                            1995          1996
                                                                        -------------   ---------
BALANCE SHEET DATA:
Current assets........................................................    $ 425,319     $ 473,985
Working capital.......................................................      382,383       430,512
Total assets..........................................................      488,394       573,564
Current liabilities...................................................       42,936        43,473
Stockholders' equity (deficit)........................................      445,458       530,091

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND PLAN OF OPERATIONS

GENERAL

     Since inception of its organizational activities in April 1995, the Company, a development stage company, has been engaged primarily in the design and development of its Initial Color Fax Products and related technology, the recruitment of key management and technical personnel, including outside consultants, researching the patentability of its products and technology and raising capital to fund its operations. The Company has produced prototypes of the TRUE COLOR FAX computer program, but not the TRUE COLOR FAX PRO. It has not licensed or sold any of its products or technologies. The Company requires the proceeds of this offering to continue to develop its Initial Products and (in the event the Company is able to successfully complete certain additional research and development, prototypes and product testing relating thereto) to commence the commercialization of the Initial Color Fax Products.

     As of March 31, 1996, the Company had an accumulated deficit of $836,132. Significant additional losses have been incurred since such date. The Company will continue to have a high level of operating expenses and will be required to make significant expenditures in connection with its research and development activities and the production and marketing of its proposed products and technologies following the consummation of this offering. Although the Company anticipates deriving some revenue from the sale of its TRUE COLOR FAX and TRUE COLOR FAX PRO computer programs within the next 12 months, no assurance can be given that these products will be successfully developed, tested and brought to market during such period, and the Company has projected its expenses based on the assumption that it will receive no revenues from the sale of its products during the 12 months after the conclusion of this offering. Even if revenues are produced from the sale of such Initial Color Fax Products, the Company expects to continue to incur substantial losses for at least the next 12 months, and thereafter until the Company is able to attain revenues from sales, licensing or other arrangements sufficient to support its operations, which cannot be assured.

RESEARCH AND DEVELOPMENT

     From inception though March 31, 1996, substantially all of the Company's activities related to research and development. During the 12 months following the Offering, the Company intends to spend approximately $1,400,000 on research and development. In the event the Company is able to generate revenues from sales of its Initial Color Fax Products during such 12-month period, it anticipates it will increase its expenditures for research and development.

MARKETING AND DISTRIBUTION

     Achieving significant market acceptance and commercialization of the Company's Initial Color Fax Products will require substantial marketing efforts and the expenditure of significant funds to establish market awareness of the Company and the Initial Color Fax Products. The Company anticipates spending $2,250,000 over the 12 months following the Offering to develop and implement a formal marketing, advertising and public relations program. The Company initially intends to market the Initial Color Fax Products through manufacturers of personal computers, fax modems, scanners and color printers. It also may license to third parties the rights to manufacture the products, either through direct licensing, OEM arrangements or otherwise. See "Business Manufacturing."

     The Company does not currently have a sales force to implement the sale and/or licensing of its products or related technology. The Company has determined that it will need to employ an internal sales staff of at least four people by December 31, 1996. See "Business -- Marketing and Distribution."

Manufacturing

     The Company does not contemplate that it will directly manufacture any of its products. It intends to contract with third parties to manufacture its proposed Initial Color Fax Products. The Company has not made any manufacturing arrangements for such products. However, the Company believes that there are a large number of firms equipped to copy and package the Initial Color Fax Products.

Employees

     The Company currently has eight employees and four consultants. Depending on its level of business activity, the Company expects to hire additional employees in the next 12 months, including marketing and sales personnel, and has allocated $1,215,000 of the proceeds of this offering for the recruitment and related payroll expenses for approximately 9 additional employees over the next 12-month period.

Liquidity and Capital Resources

     Since inception, the Company has relied for all of its funding (approximately $2,566,000 in cash) on private sales of its equity securities. The Company intends to use $450,000 of the proceeds of this offering to redeem Preferred Stock issued to Call Now, Inc. in connection with such financings.

     The Company's plan of operation over the 12 months following the consummation of this offering focuses primarily on the continued design, development and patent and/or copyright protection of its proposed products and in particular, the production of prototypes, testing and the marketing of the TRUE COLOR FAX and TRUE COLOR FAX PRO. The Company anticipates, based on its current proposed plans and assumptions relating to its operations, that the proceeds of this offering will be sufficient to satisfy the contemplated cash requirements of the Company for at least 12 months following the consummation of this offering. In the event that the Company's plans change or its assumptions prove to be inaccurate or the proceeds of this offering prove to be insufficient to fund operations (due to unanticipated expenses, delays, problems, or otherwise), the Company would be required to seek additional funding sooner than anticipated. Depending upon the Company's progress in the development of its products and technology, their acceptance by third parties, and the state of the capital markets, the Company may also determine that it is advisable to raise additional equity capital, possibly within the next 12 months. In addition, in the event that the Company receives a larger than anticipated number of initial purchase orders upon introduction of its Initial Color Fax Products, it may require resources substantially greater than the proceeds of this offering or than are otherwise available to the Company. In such event the Company may be required to raise additional capital. The Company has no current arrangements with respect to, or sources of, any such capital, and there can be no assurance that such additional capital will be available to the Company when needed, on commercially reasonable terms or at all. The inability of the Company to obtain additional capital would have a material adverse effect on the Company and could cause the Company to be unable to implement its business strategy, to postpone or cancel the development of certain of its proposed products, or to otherwise significantly curtail or cease its operations. Additional equity financing may involve substantial dilution to the interests of the Company's then existing stockholders.

     The Company's future performance will be subject to a number of business factors, including those beyond the Company's control, such as economic downturns and evolving industry needs and preferences and the availability of competing products, as well as the ability of the Company to successfully market its products and technology and to effectively monitor and control its costs. There can be no assurance that the Company will be able to successfully implement a marketing strategy, generate significant revenues or ever achieve profitable operations. In addition, because the Company has had only limited operations to date, there can be no assurance that its estimates will prove to be accurate or that unforeseen events will not occur.

                                RECENT FINANCING

     In April 1996 the Company sold 350,000 shares of Common Stock at $.60 per share to private investors and issued 50,000 shares for services valued at $30,000.

     In May 1996 the Company completed a private placement of 372,000 shares of its Common Stock at $2.50 per share to certain accredited investors. The Company received cash proceeds of approximately $902,000 after expenses.

                            BUSINESS OF THE COMPANY

     Facsimile transmission, better known as "fax", has become a major means of communication in today's business community. A fax machine can be found in almost every organization and is a standard office tool.

     Facsimile machines convert text or graphics into digital form that can be electronically transmitted and received across telephone lines. When sending images, fax machines operate as scanners, converting images into a series of dots which are then digitally encoded. The digital signal is then converted to a voiceband ("audio") signal for transmission over the telephone network. When receiving images, the machines affix images to paper through a variety of means. The image is converted to a series of dots (either by scanning, in the case of a fax machine, or electronically, in the case of a computer). Many technologies employed in facsimile imaging are similar to those used in computer printers and photocopiers.

     Individual personal computers can be utilized as fax machines by the addition of special circuitry known as a modem with fax capabilities. This allows the computer to send and receive faxes directly without utilizing a freestanding fax machine. Using a computer as a fax machine requires that a telephone line be available during fax transmission and receiving. A fax received directly by a computer can be immediately viewed on screen or stored for later viewing. If the computer is connected to printer, the fax transmission can be printed.

     The Company believes that the recent price reduction of color printers and scanners and their commensurate sales increase will result in demand for color fax capabilities so that the color images that are being utilized by computer users can impact their facsimile transmissions.

     A communications software program controls the exchange of information between the computer and the remote computer or facsimile machine at the other end of the phone line. Current communications software packages do not allow a computer generated fax to be sent other than in black and white.

     Such communications software operates in accordance with international standards adopted by an international telecommunications standard-making organization. Such standards assure that faxes can be sent and received all over the world regardless of the fax machine manufacturer or publisher of the fax software.

     The Company believes that the demand for color fax capabilities will be substantial for the following reasons:

          1. The price of color printers is declining rapidly which the Company believes will result in color printers being the standard printer used with personal computers rather than a high priced luxury.

          2. The price of color scanners is declining making them reasonably available to users of personal computers.

          3. The Windows 95 operating system has built-in color management capabilities thereby making color easier to use in applications.

          4. Newer computers are generally equipped with faster processors and larger storage devices thereby making it more practical to work with image-intensive applications.

          5. A boom in small office and work-at-home sector.

          6. The surge in computer sales for home use.

     The Company believes that the foregoing trends will result in a substantial demand for color technology, including fax.

THE COMPANY'S COLOR FAX PRODUCTS

     The Company's first product which is currently in technology testing is currently internally called TRUE COLOR FAX. It is a communications software program designed to allow facsimile transmission of color images. It incorporates the new international standard for color faxing established by the International Telecommunications Union (ITU) and includes the Joint Photographic Experts Group (JPEG) standard for image compression. It enables users to send and receive color faxes to and from their personal computer.

     To the Company's knowledge, TRUE COLOR FAX will be the first commercially available fax product that will be compliant with the international color fax standard established in 1995 by the ITU, providing assurance that the product will be compatible with other standards -- compliant fax applications and machines produced in the future, regardless of manufacturer. This will give users a fax software package that will work in both color and black and white.

     A color page creates a very large raw data file when scanned into a color fax program. A file size of 10 Mb is not uncommon. To manage such files within the computer's memory and to transmit them in a reasonable amount of time, files of this size are usually compressed. The ITU color fax standard specifies how a file is to be managed. This specification imposes certain tations on file management within the color fax product. The standard requires the use of JPEG compression. This compression algorithm has a large inherent structural overhead, and results in a file, depending upon the data within the page, that will require 4 to 8 minutes to transmit using V.17 (14.4 kb/s) transmission protocols as specified within the ITU color fax standard. Implementing this standard assures compatibility with all other standards-based products that are issued in the future, whether by the Company or any other vendor.

     To make color faxing even more desirable, the Company's advanced version which is in development will contain several transmission modes. In addition to complying with the JPEG standard, this second version, currently internally called TRUE COLOR FAX PRO (PRO) will incorporate a proprietary compression process. This compression process reduces large color files by a significant factor resulting in image file sizes that make transmission and storage more efficient. When communicating with a remote PRO-equipped system, the proprietary compression process and V.34 (28.8 bps) transmission protocols are automatically utilized. The Company's compression process and the communications protocol are more efficient and will result in faster transmission, estimated at 2 minutes for a typical high resolution (300 dpi), 24-bit, full-color page.

     The PRO version will use one of three modes, all transparent to the user:

          (1) ITU Standard. This enables operation with any fax machine or software (black and white or color) that is compliant with the international standard;

          (2) Company Proprietary. For fast transmission that works with only the Company fax software package; or

          (3) Black and White. Compliant with the black and white faxes that operate under the current international standards for black and white fax operation.

     In addition to the proprietary compression process, the Company expects to implement a color calibration/correction process within PRO for accurate color reproduction of the original document at varied resolutions. The Company believes that successful integration of color correction, compression and communications technologies is required to make color fax software products popular. The Company is investigating potential patents for parts of the process.

     TRUE COLOR FAX includes a color scanner interface standard which allows a variety of color scanners to be used for input. The software also supports Windows-compatible color printers.

     The following diagram illustrates the color faxing process from start to finish.







THE COMPANY'S OTHER POTENTIAL PRODUCTS

     The Company is considering investigation, research and development activities with respect to several other products relating to digital compression. These activities may give rise to additional products which may be commercialized by the Company. However, there can be no assurance that its efforts will result in marketable products or products which can be produced at commercially acceptable costs.

RESEARCH AND DEVELOPMENT

     From inception though March 31, 1996, substantially all of the Company's activities related to research and development. Such research and development activities were conducted by the Company's employees and consultants. Over the next twelve months the Company intends to spend approximately $1,400,000 of the proceeds from the recent financings and this Offering on research and development, primarily to complete the development of TRUE COLOR FAX into a commercial product and to complete the development of TRUE COLOR FAX PRO. See, "Risk Factors -- Uncertainty of Product and Technology Development; Need for Product Testing; Technological Factors."

MARKETING AND DISTRIBUTION

     The Company initially intends to market the TRUE COLOR FAX to persons working at home or in small office environments and computer hobbyists. The Company's marketing strategy, as currently formulated, emphasizes the rapid introduction of its TRUE COLOR FAX software via all possible channels of distribution in order to garner public awareness of the product and to encourage usage. The Company will offer the product to manufacturers of color printers, scanners, computers, modems and other software applications to distribute with their products. The Company will have the product available for downloading from the Internet and may market it directly by telephone sales.

     In order to establish a large base of users, this initial marketing strategy will entail distribution for little or no revenue to the Company. For example, the Company will distribute a receive-only version of its program. In many cases this version will be provided free of charge such as being downloadable from the Internet. In other cases, it will be bundled with other products such as color peripherals for only the cost of production and shipping. In addition, the Company will also package a limited send module along with the receive-only version. It is anticipated that the send module, however, will be usable only for a limited number of uses. If the user desires to continue to use the product to send color faxes after the limited usage has expired, a fee would be payable to the Company. The Company will attempt to continually improve the product and introduce upgrades. Users would be required to upgrade to obtain the latest version of the software.

     The Company believes that this marketing strategy will result in reviews in computer magazines, television shows highlighting new technology and other media for computer users. The Company intends to undertake an aggressive public relations campaign to obtain further publicity and public awareness of the product.

     Eventually the Company will attempt to expand its market for the product into the retail environment through distribution to wholesalers and retailers.

     The Company has not entered into any agreement with respect to the inclusion of TRUE COLOR FAX with any manufacturer's product or for wholesale or retail distribution, and there can be no assurance that such distribution will occur as projected or at all.

     The Company does not currently have a sales force to implement the sale and/or licensing of its products or related technology. The Company has determined that it will need to employ an internal sales staff of at least four people by December 31, 1996.

MANUFACTURING

     The Company does not contemplate that it will directly manufacture any of its color fax software products. It intends to contract with third parties to copy and package the products. Although the Company has not entered into any contracts with potential manufactures, it is aware of a significant number of firms which have the capability of providing the services necessary to manufacture the programs. It also may license to third parties the rights to manufacture the products, either through direct licensing, OEM arrangements or otherwise.

PATENTS; PROPRIETARY INFORMATION

     To the extent practicable, the Company intends to file U.S. patent and/or copyright applications on certain aspects of its technology and to file corresponding applications in key industrial countries worldwide. In addition to general legal protection for its technologies and products, the Company's strategy is designed to make it difficult for competitors to assess the specifics of the Company's technology. The Company also intends to gain additional protection for its technology and products through the addition of improvement Patents and/or Copyrights.

     To the extent the Company determines to keep certain aspects of its technology as trade secrets rather than as patents, the Company intends to protect these developments by programming techniques that make it more difficult to reverse-engineer the Company's software.

COMPETITION

     The markets that the Company intends to enter are characterized by intense competition. Most successful software products are eventually subject to competing products from other developers. The markets for the technology and products being developed by the Company are characterized by rapid changes and evolving industry standards often resulting in product obsolescence or short product life cycles. As a result, certain companies may be developing technologies or products of which the Company is unaware which may be functionally similar, or superior, to some or all of those being developed by the Company. Such companies may have substantially greater financial, technical, personnel and other resources than the Company and have established reputations for success in the development, licensing, sale and service of their products and technology. Certain of these potential competitors dominate their industries and have the financial resources necessary to enable them to withstand substantial price competition or downturns in the market for fax products.

     The ability of the Company to compete successfully will depend on its ability to complete development and introduce to the marketplace in a timely and cost-competitive manner the initial color fax products and technology, to continually enhance and improve such products and technology, and to successfully develop and market new products and technology. There can be no assurance that the Company will be able to compete successfully, that its competitors or future competitors will not develop technologies or products that render the Company's products and technology obsolete or less marketable or that the Company will be able to successfully enhance its proposed products or technology or adapt them satisfactorily.

EMPLOYEES

     The Company currently has eight full-time employees, 2 of whom are in management, 1 administrative and 5 technical.

FACILITIES

     The Company has established its headquarters in San Jose, California. Pursuant to the lease relating to such facility, the Company is obligated to make monthly rental payments of $4,660. The lease is through June 3, 1998. The Company's facility is approximately 2,511 square feet.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:

                     NAME                    AGE                  POSITION
    ---------------------------------------  ---   ---------------------------------------
    Abraham (Abe) Ostrovsky................  53    Chief Executive Officer and Chairman
    Wil F. Zarecor.........................  51    President and Director
    Benjamin T. Maltby.....................  46    Secretary and Treasurer
    William M. Allen.......................  67    Director
    E. T. Kalinoski........................  41    Director
    John L. Douglas........................  55    Director

     ABRAHAM (ABE) OSTROVSKY, CHIEF EXECUTIVE OFFICER AND CHAIRMAN. Mr. Ostrovsky was appointed as Chairman and Chief Executive Officer in February 1996. He has served as Chairman of JetForm Corporation, a public form printing company, since 1993. He joined JetForm in 1991 as Chief Operating Officer and was Chief Executive Officer from 1991 to 1995. Prior to joining JetForm in 1991, Mr. Ostrovsky was concurrently the Senior Vice President of Erskine House PLC, an office equipment dealership and the Chairman of Savin Florida, a subsidiary of Erskine House from 1988 to 1990.

     WIL F. ZARECOR, PRESIDENT AND DIRECTOR. Mr. Zarecor has been President and a director since September 1995. From 1988 to September 1995 he was Director of Special Products for PanAmSat division of Alpha Lyracom, Inc. Mr. Zarecor holds a BS in Mathematics from California State Fullerton.

     BENJAMIN T. MALTBY, SECRETARY AND TREASURER. Mr. Maltby has been Secretary and Treasurer since 1995. He also serves as Controller of Call Now, Inc., a public long distance telephone company, since 1995. From 1990 to 1992 he was Chief Financial Officer of College Housing of America. From 1992 to 1994 he was President of Omegatel.

     WILLIAM M. ALLEN, DIRECTOR. Mr. Allen, director since 1995, has been President and director of Call Now, Inc. since June 1992. He has been managing partner of Black Chip Stables from 1982 to date and President of Doric, Inc. from 1985 until its merger with the Call Now, Inc. in 1994. He has served as President of Kamm Corporation from 1985 to date and President of Kamm Life from 1985 to date. He was Chairman and CEO of Academy Insurance Group from 1975 to 1984. In May 1995 Call Now, Inc. made a subordinated loan to the Representative which matures in March 1997.

     E. T. KALINOSKI, DIRECTOR. Mr. Kalinoski has been a director since 1995 and served as President until September 1995. He has been a financial consultant since 1986 with Southern Capital Consultants, a consulting firm, (1986-1991) and MSH Capital, a consulting firm, since 1991.

     JOHN L. DOUGLAS, DIRECTOR. Mr. Douglas has been a director and chief scientist since 1995. From 1992 to 1995 he was a self-employed computer analyst. From 1988 to 1992 he was employed as a computer analyst for C-Cube Microsystems, a public computer chip company. He holds a BS in Mathematics from Cal Poly, and an MS in Applied Mathematics from the University of Santa Clara.

     Directors serve until the next annual meeting or until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors.

Executive Compensation

     The Company did not pay any executive officers or key employees total compensation in excess of $100,000 per year in either of the Company's two fiscal years from inception (August 26, 1994) to September 30, 1994 or the fiscal year ended September 30, 1995. It paid total compensation of $36,000 to Wil F. Zarecor, its President and Chief Executive Officer during the fiscal year ended September 30, 1995 and $17,000 to E.T. Kalinoski during the period ended August 31, 1995. There were no retirement, bonus, profit sharing or other compensation payments during such periods.

Employment and Consulting Agreements

     Abe Ostrovsky's employment with the Company is pursuant to an Employment Agreement dated March 1, 1996 with Ostrovsky Consulting, Inc., a corporation organized to market the services of Mr. Ostrovsky. Pursuant to the agreement, Mr. Ostrovsky will serve as Chairman and Chief Executive Officer through February 28, 1998. The agreement provides for an initial salary of $240,000 per year and an annual bonus as determined by the Company's Board of Directors. Pursuant to the agreement, Mr. Ostrovsky purchased 300,000 shares of the Company's common stock at $.30 per share. Mr. Ostrovsky was granted an Incentive Stock Option for 180,000 shares at $2.50 per share. Pursuant to the agreement, Mr. Ostrovsky was appointed as a director of the corporation and is entitled to nominate two additional independent directors for the Board and shall be entitled to approve one of the other directors.

     Wil F. Zarecor serves as President pursuant to a two year employment agreement which terminates on August 30, 1997. Such agreement provides for a base salary of $144,000 per year.

     John L. Douglas serves as senior scientist pursuant to a two year employment agreement which terminates on May 30, 1997. Such agreement provides for a base salary of $120,000 per year.

     Glenn Crepps serves as director of software development pursuant to a two year employment agreement which terminates on May 30, 1997. Such agreement provides for a base salary of $100,000 per year.

Stock Option Plan

     On April 4, 1996, the Board of Directors adopted, and the stockholders of the Company have approved, the Company's Stock Option Plan (the "Stock Option Plan" or the "Plan"). The Plan provides for the granting of options on up to an aggregate of 780,000 shares of Common Stock.

     The Plan provides for the granting to eligible participants of options to purchase Common Stock that qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") ("ISO"). ISOs are sometimes collectively referred to as "Options." Employees of the Company are eligible to participate in the Plan. The Plan is administered by the Board of Directors or a Committee appointed by the Board of Directors, which determines the persons who are to receive Options, the terms and number of shares subject to each Option.

     ISOs may not be granted at a purchase price less than the fair market value of the Common Stock on the date of the grant (or, for an Option granted to a person holding more than 10% of the Company's voting stock, at less than 110% of fair market value). Aside from the maximum number of shares of Common Stock reserved under the Plan, there is no minimum or maximum number of shares that may be subject to Options. However, the aggregate fair market value of the stock subject to ISOs granted to any optionee that are exercisable for the first time by an optionee during any calendar year may not exceed $100,000. ISOs generally expire three months after the optionee is no longer an employee of the Company. Options may not be transferred other than by will or the laws of descent and distribution, and during the lifetime of an optionee may be exercised only by the optionee. The term of each Option, which is fixed by the Board of Directors at the time of grant, may not exceed five years from the date the option is granted.

     As of May 29, 1996, the Company had granted options for 555,000 shares with a weighted average exercise price of $2.14, consisting of a range of exercise prices from $.10 to $2.50 per share. As of May 29, 1996, 180,000 of such granted options were vested and exercisable. Options were granted to directors and officers as follows:

    Abe Ostrovsky................................................  180,000 shares @ $2.50
    John Douglas.................................................   30,000 shares @ $2.50
    Wil Zarecor..................................................   20,000 shares @ $2.50

                              CERTAIN TRANSACTIONS

     In connection with the organization of the Company in April 1995, the Company issued shares of its Common Stock at $.001 per share to the following persons:

    Dave Olsen.................................................................  320,000
    Wil F. Zarecor.............................................................  235,000
    Robert D. Widergren........................................................  230,000
    John L. Douglas............................................................  100,000
    Glenn Crepps...............................................................  100,000
    E. T. Kalinoski............................................................  100,000
    Ed Martin..................................................................   61,000
    Patrick Kalinoski..........................................................   60,000
    Michael G. Widergren.......................................................   50,000
    John McCracken.............................................................   30,000
    Charles Gerber.............................................................   25,000
    Benjamin T. Maltby.........................................................   20,000
    Landis McHaffey............................................................    5,000

     On June 1, 1995 the Company loaned $89,000 to E. T. Kalinoski, a founder and director of the Company. Such loan, which was repayable January 12, 1997, was forgiven in May 1996 and Mr. Kalinoski recognized $89,000 in compensation income as a result of such forgiveness, In addition, Mr. Kalinoski has an agreement with the Company under which he was paid $7,000 per month for executive services (including serving as President from April 1995 to September
1995) until May 1996 and will receive a final payment of $30,000 one month after closing of this offering.

     On June 1, 1995 the Company loaned $10,000 to John Douglas, a shareholder and director of the Company. This loan was forgiven on January 12, 1996 and Mr. Douglas recognized $10,000 in compensation income as a result. On January 16, 1996 the Company sold Mr. Douglas 120,000 shares of its common stock for $120,000 which was considered the fair market value on such date.

     In August 1995 the Company sold 540,000 shares of its Common Stock to Call Now, Inc. for $496,800 and an option to acquire 320,000 shares for $.92 per share for a warrant price of $3,200. In September 1995 the number of shares issued to Call Now, Inc. was adjusted to 550,000 due to additional shares issued to other shareholders. William M. Allen, President of Call Now, Inc., was then elected to the Board of Directors of the Company.

     In January 1996 Call Now, Inc. lent the Company $50,000 for sixty (60) days with interest at 8%. Such proceeds were used for working capital.

     In March 1996 Call Now, Inc. purchased 320,000 shares of Common Stock for $96,000 ($.30 per share), including the principal and accrued interest on the foregoing loan with the balance in cash. The exercise price of the warrant purchased in August 1995 was reduced to $.30 per share and was exercised in this transaction.

     In March 1996 Call Now, Inc. purchased 150,000 shares of the Company's Preferred Stock for $3.00 per share. These shares will be redeemed at the closing of this offering for $3.00 per share plus one share of the Company's common stock per share.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of the date of this Prospectus, the beneficial ownership of the Company's Common Stock by (i) the only persons who own of record or are known to own, beneficially, more than 5% of the Company's Common Stock; (ii) each director and executive officer of the Company; and (iii) all directors and officers as a group adjusted to reflect the sale of shares offered herein, but do not reflect any shares issuable on the exercise of Warrants, the Underwriters' Over-Allotment Option and other outstanding options.

                                                          NUMBER OF    PERCENT BEFORE    PERCENT AFTER
                    NAME AND ADDRESS                       SHARES       OFFERING(1)       OFFERING(2)
- --------------------------------------------------------  ---------    --------------    -------------
Call Now, Inc.(3).......................................    870,000         23  %              6  %
  P.O.Box 531399
  Miami Shores, FL 33153
William M. Allen(4).....................................    870,000         23                13.7
Abe Ostrovsky (5).......................................    480,000         12.7               9.8
E. T. Kalinoski (6).....................................    420,000         11.1               8.5
Wil Zarecor.............................................    235,000          6.2               4.8
Robert Widergren........................................    230,000          6.1               4.7
John Douglas............................................    220,000          5.8               4.5
Benjamin T. Maltby......................................     20,000          *                 *
Officers and Directors as a group (5 persons)...........  2,245,000         59.5%             41.6%

- ---------------

  * Less than 1%
(1) Based on 3,772,000 shares outstanding.
(2) Based on 4,922,000 shares to be outstanding, including 150,000 shares to be issued to Call Now, Inc. in connection with the redemption of the Company's Preferred Stock.
(3) Does not include 150,000 shares of Preferred Stock which will be redeemed for $450,000 and 150,000 shares of Common Stock upon closing of this offering.
(4) Represents shares owned by Call Now, Inc. of which Mr. Allen is an affiliate. Mr. Allen and his spouse will receive 377,643 of such shares as a dividend from Call Now, Inc. See "The Distribution".
(5) Includes 180,000 shares which may be acquired pursuant to outstanding stock options.
(6) Includes 320,000 shares owned by Dave Olson, a relative.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

     The Company is authorized to issue 50,000,000 shares of Common Stock with $.001 par value. The holders of the Common Stock are entitled to one vote per each share held and have the sole right and power to vote on all matters on which a vote of stockholders is taken. Voting rights are non-cumulative. The holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefore and to share pro-rata in any distribution to stockholders. The Company anticipates that any earnings will be retained for use in its business for the foreseeable future. Upon liquidation, dissolution, or winding up of the Company, the holders of the Common Stock are entitled to receive the net assets held by the Company after distributions to the holders of the Preferred Stock. The holders of Common Stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock. The outstanding shares of Common Stock and the shares offered hereby will not be subject to further call or redemption and will be fully paid and non-assessable.

REDEEMABLE STOCK PURCHASE WARRANTS

     Each Redeemable Stock Purchase Warrant will entitle the registered holder to purchase one share of the Company's Common Stock for $6.00. The exercise prices of the Warrants and the number of shares issuable upon exercise of such Warrants will be subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions and reclassification. Warrants may be exercised by payment of the exercise price in United States funds by cash or certified or bank check. No fractional shares of Common Stock will be issued in connection with the exercise of Warrants. Warrants may not be exercised unless a registration statement pursuant to the Securities Act, as amended, covering the underlying shares of Common Stock is current and such shares have been qualified, or there is an exemption from qualification requirements under the securities laws of the state of residence of the holder of the Warrants. In the event that there is no such registration statement or exemption from registration, the holder will not be able to exercise the Warrants.

     The Company may redeem the Warrants at a price of $.25 per Warrant by giving not less than 30 days prior written notice to the record holders if the average closing bid price of the Common Stock as reported on NASDAQ or the last trade price of the Common Stock (if the Common Stock is then traded on a national securities exchange) equals or exceeds $12.00 for the 30 consecutive trading days ending on the 10th day prior to the date on which the notice of redemption is given. In the event the Company notifies record holders of its intent to redeem any Warrants, the record holders may exercise same at any time prior to the close of business on the day immediately preceding the date fixed for redemption provided that there is a registration statement in effect or there is an exemption from such registration. The Warrants may not be redeemed during the first year from the effective date without the consent of Barron Chase Securities, Inc.

     Unless extended by the Company at its discretion, the Warrants will expire
at 3:00 p.m. Eastern time on           , the third anniversary of the date of
this Prospectus. In the event a holder of Warrants fails to exercise the Warrants prior to their expiration, the Warrants will expire and the holder thereof will have no further rights with respect to the Warrants.

     The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check or bank draft payable to the Company) to the warrant agent for the number of Warrants being exercised. The Warrant Holders do not have the rights or privileges of holders of Common Stock.

     No Warrant will be exercisable unless at the time of exercise the Company has filed a current registration statement with the Commission covering the shares of Common Stock issuable upon exercise of such Warrant and such shares have been registered or qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of such Warrant. The Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to do so, there can be no assurance that it will be able to do so.

DIVIDENDS

     To date, the Company has not declared or paid any dividends on its Common Stock. The payment by the Company of dividends, if any, is within the discretion of the Board of Directors and will depend on the Company's earnings, if any, its capital requirements and financial condition, as well as other relevant factors. The Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain earnings for use in the Company's business operations.

TRANSFER AGENT AND WARRANT AGENT

     The transfer agent for the Common Stock and the Warrant Agent for the Warrants is American Stock Transfer & Trust Company, New York, NY.

REPORTS TO STOCKHOLDERS

     The Company intends to file an application with the Securities and Exchange Commission to register its Common Stock under the provisions of Section 12(g) of the Exchange Act and has agreed with the Underwriter that it will use its best efforts to continue to maintain such registration. Such registration will require the Company to comply with periodic reporting, proxy solicitation and certain other requirements of the Exchange Act.

CERTAIN PROVISIONS OF FLORIDA LAW

     The Company is subject to several anti-takeover provisions under Florida law that apply to a public corporation organized under Florida law, unless the corporation has elected to opt out of those provisions in its articles of incorporation or bylaws. The Company has not elected to opt out of those provisions. The Common Stock of the Company is subject to the "affiliated transactions" and "control-share acquisition" provisions of the Florida Business Corporation Act. These provisions require, subject to certain exceptions, that an "affiliated transaction" be approved by the holders of two-thirds of the voting shares other than those beneficially owned by an "interest shareholder" or by a majority of disinterested directors and that voting rights be conferred on "control shares" acquired in specified control share acquisitions only to the extent conferred by resolution approved by the stockholders, excluding holders of shares defined as "interested shares."

LIMITED LIABILITY AND INDEMNIFICATION

     The Articles of Incorporation of the Company provides that, to the fullest extent permitted by applicable law, as amended from time to time, the Company will indemnify its officers, directors, employees and agents incurred in connection with the Company's affairs against liabilities, damages, settlements and expenses (including attorneys' fees). This indemnification includes the right to advancement of expenses when allowed pursuant to applicable law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the consummation of this offering, the Company will have 4,922,000 shares of Common Stock outstanding, assuming no exercise of the Warrants or other outstanding options and warrants. Subject to the contractual restrictions described below, 3,092,000 of these shares, including all 1,000,000 of the shares being offered hereby and the 2,092,000 shares of Common Stock being registered by the Company concurrently with this offering will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (in general, a person who has a control relationship with the Company), which shares will be subject to the resale limitations, described below, of Rule 144 promulgated under the Securities Act. The remaining 1,830,000 shares (the "Restricted Shares") are deemed to be "restricted securities," as that term is defined under Rule 144, in that such shares were issued and sold by the Company in private transactions not involving a public offering and, as such, may only be sold pursuant to an effective registration under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. Such "restricted" shares will become eligible for sale under Rule 144 beginning in April 1997. See "Selling Stockholders" and "The Distribution".

     In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or persons whose shares are aggregated with an affiliate), who has owned restricted shares of Common Stock beneficially for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the common stock is quoted on NASDAQ, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

     Company stockholders beneficially owning 1,942,000 of the "restricted" shares of Common Stock referred to above have agreed not to sell or otherwise dispose of any of their shares for a period of 12 months from the date of this Prospectus. without the written consent of the Representative. Holders of 1,242,000 shares being registered concurrently with this offering have agreed not to sell or otherwise dispose of any of their shares for a period of six months from the date of this Prospectus and the holders of the balance of 700,000 of the Selling Stockholders Shares have agreed not to sell or otherwise dispose of any of their shares for a period of twelve months from the date of this Prospectus without the written consent of the Representative. See "Underwriting", "Selling Stockholders" and "The Distribution".

     Prior to this offering, there has been no market for the Common Stock and no prediction can be made as to the effect, if any, that public sales of shares of Common Stock or the availability of such shares for sale will have on the market prices of the Common Stock and the Warrants prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and the Warrants and could impair the Company's ability in the future to raise additional capital through the sale of its equity securities.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, for whom Barron Chase Securities, Inc. is acting as Representative, have severally agreed to purchase from the Company an aggregate of 1,000,000 Shares of Common Stock ("Shares") and 1,000,000 Warrants (collectively the "Securities"). The number of Shares and Warrants which each Underwriter has agreed to purchase is set forth opposite its name.

                                                                      NUMBER OF   NUMBER OF
                                  NAME                                 SHARES     WARRANTS
    ----------------------------------------------------------------  ---------   ---------
    Barron Chase Securities, Inc....................................

              Total.................................................  1,000,000   1,000,000
                                                                       ========    ========

     The Securities are offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and certain other conditions. The Underwriters are committed to purchase all Securities offered by this Prospectus, if any are purchased.

     The Company has been advised by the Representative that the Underwriters propose initially to offer the Securities offered hereby to the public at the offering price set forth on the cover page of this Prospectus. The Representative has advised the Company that the Underwriters propose to offer the Securities through members of the National Association of Securities Dealers, Inc. ("NASD"), and may allow a concession, in their discretion, to certain dealers who are members of the NASD and who agree to sell the Securities in conformity with the NASD Rules of Fair Practice. Such concessions shall not exceed the amount of the underwriting discount that the Underwriters are to receive.

     The Company has granted to the Underwriters options, exercisable for 45 days from the date of this Prospectus, to purchase up to an additional 150,000 Shares and an additional 150,000 Warrants at the public offering price less the underwriting discount set forth on the cover page of this Prospectus (the "Over-Allotment Option"). The Underwriters may exercise this option solely to cover over-allotments in the sale of the Securities being offered by this Prospectus.

     Officers and directors of the Company may introduce the Representative to persons to consider this offering and purchase Securities either through the Representative, other Underwriters, or through participating dealers. In this connection, officers and directors will not receive any commissions or any other compensation.

     The Company has agreed to pay the Underwriters a commission of ten percent (10%) of the gross proceeds of the offering (the "Underwriting Discount"), including the gross proceeds from the sale of the Over-Allotment Option, if exercised. In addition, the Company has agreed to pay to the Representative a non-accountable expenses allowance of three percent (3%) of the gross proceeds of this Offering, including proceeds from any Securities purchased pursuant to the Over-Allotment Option. The Representative's expenses in excess of the non-accountable expense allowance will be paid by the Representative. To the extent that the expenses of the Representative are less than the amount of the non-accountable expense allowance received, such excess shall be deemed to be additional compensation to the Representative.

     The Company has agreed to engage the Representative as a financial advisor for a period of three (3) years from the consummation of this Offering, at a fee of $108,000, all of which is payable to the

Representative on the closing date. Pursuant to the terms of a financial advisory agreement, the Representative has agreed to provide, at the Company's request, advice to the Company concerning potential merger and acquisition and financing proposals, whether by public financing or otherwise.

     Prior to the Offering, there has been no public market for the Shares of Common Stock or Warrants of the Company. Consequently, the initial public offering price for the Securities, and the terms of the Warrants (including the exercise price of the Warrants), have been determined by negotiation between the Company and the Representative. Among the factors considered in determining the public offering price were the history of, and the prospects for, the Company's business, an assessment of the Company's management, its past and present operations, the Company's development and the general condition of the securities market at the time of the offering. The initial public offering price does not necessarily bear any relationship to the Company's assets, book value, earnings or other established criterion of value. Such price is subject to change as a result of market conditions and other factors, and no assurance can be given that a public market for the Shares and/or Warrants will develop after the close of the Public Offering, or if a public market in fact develops, that such public market will be sustained, or that the Shares and/or Warrants can be resold at any time at the offering or any other price. See "Risk Factors."

     At the closing of the Offering, the Company will issue to the Representative and/or persons related to the Representative, for nominal consideration, Common Stock Representative Warrants and Warrant Representative Warrants (the "Representative's Warrants") to purchase up to 100,000 Shares and 100,000 Warrants ("Underlying Warrants"). The Representative's Warrants will be exercisable for a five year period commencing on the date of this Prospectus. The initial exercise price of each Common Stock Representative Warrant shall be $7.20 per share (120% of the public offering price). The initial exercise price of each Warrant Representative Warrant shall be $.15 per Underlying Warrant (120% of the public offering price). Each Underlying Warrant will be exercisable for a three (3) year period commencing on the date of this Prospectus to purchase one Share of Common Stock at an exercise price of $7.20 per share of Common Stock. The Representative's Warrants will not be transferable for one year from the date of this Prospectus, except (i) to officers of the Representative, other Underwriters, and members of the selling group and officers and partners thereof; (ii) by will; or (iii) by operation of law.

     The Representative's Warrants contain provisions providing for appropriate adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. The Representative's Warrants contain net issuance provisions permitting the holders thereof to elect to exercise the Representative's Warrants in whole or in part and instruct the Company to withhold from the securities issuable upon exercise, a number of securities, valued at the current fair market value on the date of exercise, to pay the exercise price. Such net exercise provision has the effect of requiring the Company to issue shares of Common Stock without a corresponding increase in capital. A net exercise of the Representative's Warrants will have the same dilutive effect on the interests of the Company's shareholders as will a cash exercise. The Representative's Warrants do not entitle the holders thereof to any rights as a shareholder of the Company until such Representative's Warrants are exercised and shares of Common Stock are purchased thereunder.

     The Representative's Warrants and the securities issuable thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act of 1933. The Company has agreed that if it shall cause a post-effective amendment, a new registration statement, or similar offering document to be filed with the Commission, the holders shall have the right, for seven years from the date of this Prospectus, to include in such registration statement or offering statement the Representative's Warrants and/or the securities issuable upon their exercise at no expense to the holders. Additionally, the Company has agreed that, upon request by the holders of 50% or more of the Representative's Warrants and Registrable Securities during the period commencing one year from the date of this Prospectus and expiring four years thereafter, the Company will, on no more than two separate occasions, register the Representative's Warrants and/or any of the securities issuable upon their exercise. The initial such registration will be at the Company's expense, and the second such registration shall be at the expense of the holders of the Representative's Warrants and Registrable Securities.

     The Company has also agreed that if the Company participates in any merger, consolidation or other such transactions which the Representative has brought to the Company during a period of five years after the closing of this offering, and which is consummated after the closing of this offering (including an acquisition of assets or stock for which it pays, in whole or in part, with Shares or other securities), or if the Company retains the services of the Representative in connection with any merger, consolidation or other such transaction, then the Company will pay for the Representative's services an amount equal to 5% of up to one million dollars of value paid or received in the transaction, 4% of the next million dollar of such value, 3% of the next million dollars of such value, 2% of the next million dollars of such value and 1% of the next million dollars and of all such value above $4,000,000.

     The Company has agreed to indemnify the Underwriters against any costs or liabilities incurred by the Underwriters by reasons of misstatements or omissions to state material facts in connection with the statements made in the Registration Statement and the Prospectus. The Underwriters have in turn agreed to indemnify the Company against any liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the Prospectus, based on information relating to the Underwriters and furnished in writing by the Underwriters. To the extent that this section may purport to provide exculpation from possible liabilities arising from the federal securities laws, in the opinion of the Commission, such indemnification is contrary to public policy and therefore unenforceable.

     The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to copies of each such agreement which are filed as exhibits to the Registration Statement. See "Additional Information."

                              SELLING STOCKHOLDERS

     The Selling Stockholders may from time to time sell or otherwise dispose of a total of 1,942,000 shares of Common Stock on their own behalf at market prices then prevailing or otherwise at prices then available. None of these shares are being sold in the offering which is being underwritten by the Underwriters, and the Company will not receive any of the proceeds from the sale of these Selling Stockholders' Shares. The Company is paying substantially all of the expenses of registration of the Selling Stockholders' Shares. Brokers' commissions, taxes and other selling expenses are to be borne by the Selling Stockholders and are not expected to exceed normal selling expenses. Sales of the Selling Stockholders' Shares will be subject to the prospectus delivery requirements and other requirements of the Securities Act. The following tables sets forth certain information with respect to the Selling Stockholders.

     The following Selling Stockholders have agreed not to sell their shares for six months from the date of this Prospectus without the written consent of the
Representative:

                                                                                  SHARES BENEFICIALLY
                                                            SHARES BENEFICIALLY       OWNED AFTER
                 NAME OF SELLING STOCKHOLDER                OWNED PRIOR TO SALE       OFFERING(1)
    ------------------------------------------------------  -------------------   -------------------
    Call Now, Inc.........................................        870,000              -0-
    Alpha Ventures LLP....................................         60,000              -0-
    Martin Goldman........................................         40,000              -0-
    Peter Markle..........................................         30,000              -0-
    Fred and Linda Chanowski..............................         20,000              -0-
    Richard L. Tuch.......................................         20,000              -0-
    Frog Hollow Partners..................................         20,000              -0-
    Jay Goldman Partnership...............................         20,000              -0-
    Allen Goodman.........................................         20,000              -0-
    Guy A. Naggar.........................................         20,000              -0-
    Anders Ulegard........................................         20,000              -0-
    William R. and Jean Thompson..........................         12,000              -0-
    Barney R. Stephens....................................         10,000              -0-
    John F. Special.......................................         10,000              -0-
    Mark Levine and Sara Imershein........................         10,000              -0-
    Ira Margolies.........................................         10,000              -0-
    Irene Fradet..........................................         10,000              -0-
    Stan Fridstan.........................................         10,000              -0-
    Hanna Nelson Kelly....................................         10,000              -0-
    Laurence Weinstein....................................         10,000              -0-

     The following Selling Stockholders have agreed not to sell their shares for twelve months from the date of this Prospectus without the written consent of the Representative:

                                                                                  SHARES BENEFICIALLY
                                                            SHARES BENEFICIALLY       OWNED AFTER
                 NAME OF SELLING STOCKHOLDER                OWNED PRIOR TO SALE       OFFERING(1)
    ------------------------------------------------------  -------------------   -------------------
    Abe Ostrovsky.........................................        480,000               180,000
    David A. and Carol Smith..............................         75,000                 -0-
    Fidelity Investments..................................         50,000                 -0-
    Joel Bernstein........................................         50,000                 -0-
    Stanley A. Young......................................         50,000                 -0-
    Barbara E. Young......................................         50,000                 -0-
    Stanley A. Young Trust................................         40,000                 -0-
    Adam Young............................................         37,500                 -0-
    Jeffry L. Dupr........................................         37,500                 -0-
    Eugene B. and Charlotte Davis.........................         10,000                 -0-
    Helayne Young.........................................         10,000                 -0-

- ---------------

(1) Assumes that all shares offered are sold by the Selling Stockholders.

                                THE DISTRIBUTION

BACKGROUND AND REASON FOR DISTRIBUTION

     Call Now, Inc. acquired shares of the Company's common stock in 1995 and 1996. See "Certain Transactions". Call Now's Board of Directors declared a dividend of 1 share of the Company's common stock for each 10 shares of Call Now outstanding to Call Now's stockholders of record on March 12, 1996 (the "Record Date"). As a result Call Now is distributing 724,370 shares of the Company's common stock to Call

Now's shareholders as of the Record Date. The Distribution will provide the shareholders of Call Now, Inc. with a source of potential profit in addition to their direct investment in Call Now.

METHOD OF DISTRIBUTION

     Certificates representing shares of the Common Stock will be distributed by mail to holders of Call Now, Inc. common stock of record as of the close of business on the Record Date on or about six months after the date of this Prospectus. Copies of the Prospectus will be mailed to all shareholders of record of Call Now as of the Record Date. The Distribution of the Company's shares are subject to applicable securities laws and regulations (commonly called Blue Sky Laws and regulations) of the states of residence of the persons receiving shares.

                                 LEGAL MATTERS

     The validity of the securities offered hereby is being passed upon for the Company by Joel Bernstein, 9701 Biscayne Boulevard, Miami, Florida. Mr. Bernstein is the owner of 50,000 shares of the Company's Common Stock.

     Certain legal matters will be passed upon for the Underwriters by David A. Carter, PA., 355 West Palmetto Park Road, Boca Raton, Florida 33432.

                                    EXPERTS

     The financial statements of Cable-Sat Systems, Inc. appearing in this Prospectus and Registration Statement have been audited by Grant Schwartz Associates, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This Prospectus, filed as a part of the Registration Statement, does not contain certain information set forth in or annexed as exhibits to the Registration Statement, and reference is made to such exhibits to the Registration Statement for the complete text thereof For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as part thereof, which may be inspected at the office of the Commission without charge, or copies thereof may be obtained therefrom upon payment of a fee prescribed by the Commission.

                        GRANT-SCHWARTZ ASSOCIATES, CPA'S
                       40 SOUTHEAST 5TH STREET, SUITE 500
                              BOCA RATON, FL 33432
                                 (407) 394-8977

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Cable-Sat Systems, Inc.

     We have audited the accompanying balance sheet of Cable-Sat Systems, formerly Cable-Sat Compression, Inc. (a development stage company) as of March 31, 1996 and the related statements of income and cash flows for the six months ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cable-Sat Systems, formerly Cable-Sat Compression, Inc. (a development stage company) as of March 31, 1996 and its income and cash flows for the six months then ended in conformity with generally accepted accounting principles.

                                          GRANT-SCHWARTZ ASSOCIATES, CPA's

Boca Raton, Florida
May 31, 1996

                            CABLE-SAT SYSTEMS, INC.
                      FORMERLY CABLE-SAT COMPRESSION, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET

                                                                       MARCH 31,    SEPTEMBER 30,
                                                                          1996          1995
                                                                       ----------   -------------
                                             ASSETS
Current Assets
  Cash...............................................................  $  380,523     $ 314,078
  Notes receivable -- Related parties................................      89,000       109,000
  Receivables -- Other...............................................       4,462         2,241
                                                                       ----------   -----------
          Total Current Assets.......................................     473,985       425,319
                                                                       ----------   -----------
Fixed Assets
  Office Furniture...................................................      21,353        19,329
  Computer Equipment.................................................      65,876        40,195
                                                                       ----------   -----------
                                                                           87,229        59,524
  Less: Accumulated Depreciation.....................................      15,308         2,700
                                                                       ----------   -----------
          Net Fixed Assets...........................................      71,921        56,824
                                                                       ----------   -----------
Other Assets
  Organization Costs (Net of $228 and $115 Amortization).............       1,493         1,606
  Security Deposits..................................................       4,645         4,645
  Deferred Registration Costs........................................      21,520           -0-
                                                                       ----------   -----------
          Total Other Assets.........................................      27,658         6,251
                                                                       ----------   -----------
          Total Assets...............................................  $  573,564     $ 488,394
                                                                        =========    ==========
                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts Payable...................................................  $    2,011     $     600
  Due to Affiliate...................................................       1,520           -0-
  Payroll Taxes Payable..............................................      13,221        42,336
  Accrued Expenses...................................................      26,721           -0-
                                                                       ----------   -----------
          Total Current Liabilities..................................  $   43,473     $  42,936
                                                                       ----------   -----------
Shareholders' Equity
  Preferred Stock, Par Value $.001, Authorized Issued and Outstanding
     150,000 Shares..................................................  $  450,000           -0-
  Common Stock, Par Value $.001 Per Share; Authorized 50,000,000
     Shares; Issued and Outstanding 3,000,000 and 2,200,000 Shares...       3,000         2,200
  Paid in Capital....................................................   1,003,223       698,023
  Deficit Accumulated During Development Stage.......................    (836,132)     (254,765)
  Stock Subscription Receivable......................................     (90,000)          -0-
                                                                       ----------   -----------
          Total Shareholders' Equity.................................     530,091       445,458
                                                                       ----------   -----------
          Total Liabilities and Shareholders' Equity.................  $  573,564     $ 488,394
                                                                        =========    ==========

                       See Notes to Financial Statements

                            CABLE-SAT SYSTEMS, INC.
                      FORMERLY CABLE-SAT COMPRESSION, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                        STATEMENT OF INCOME AND EXPENSES
                                 MARCH 31, 1996

                                                                                                FROM
                                                                                          AUGUST 26, 1994
                                                     SIX MONTHS            YEAR               (DATE OF
                                                       ENDED               ENDED           INCEPTION TO)
                                                   MARCH 31, 1996   SEPTEMBER 30, 1995     MARCH 31, 1996
                                                   --------------   -------------------   ----------------
Sales............................................    $      -0-          $     -0-           $      -0-
Expenses
  Depreciation and Amortization..................        12,721              2,815               15,536
  Research and Development.......................        28,297            191,931              220,228
  Rent Expense...................................        28,381             13,472               41,853
  Operating Expenses.............................       517,768             48,336              566,104
                                                     ----------          ---------           ----------
          Total Expenses.........................       587,167            256,554              843,721
                                                     ----------          ---------           ----------
Operating Loss...................................      (587,167)          (256,554)            (843 721)
                                                     ----------          ---------           ----------
Other Income (Expense)
  Interest Income................................         5,800              1,789                7,589
                                                     ----------          ---------           ----------
  Net Loss.......................................    $ (581,367)         $(254,765)          $ (836,132)
                                                     ==========          =========           ==========
Net Loss Per Share...............................    $     (.25)         $    (.12)          $     (.36)
                                                     ==========          =========           ==========

                       See Notes to Financial Statements

                            CABLE-SAT SYSTEMS, INC.
                      FORMERLY CABLE-SAT COMPRESSION, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS
                                 MARCH 31, 1996

                                                                                               FROM
                                                                                          AUGUST 26, 1994
                                                      SIX MONTHS            YEAR             (DATE OF
                                                        ENDED              ENDED           INCEPTION TO)
                                                    MARCH 31, 1996   SEPTEMBER 30, 1995   MARCH 31, 1996
                                                    --------------   ------------------   ---------------
Cash Flows from Operating Activities
  Loss from Operations............................    $ (581,367)        $ (254,765)        $  (836,132)
  Depreciation and Amortization...................        12,721              2,815              15,536
  (Increase) Decrease -- Receivables..............        17,779           (111,241)            (93,462)
  Increase (Decrease) -- Payables.................           537             42,936              43,473
                                                      ----------         ----------         -----------
          Net Cash Used in Operating Activities...      (550,330)          (320,255)           (870,585)
                                                      ----------         ----------         -----------
Cash Flows from Investing Activities
  Purchase of Property and Equipment..............       (27,705)           (59,524)            (87,229)
  Deposits and Other Assets.......................           -0-             (6,366)             (6,366)
                                                      ----------         ----------         -----------
          Net Cash Used in Investing Activities...       (27,705)           (65,890)            (93,595)
                                                      ----------         ----------         -----------
Cash Flows from Financing Activities
  Sale of Preferred Stock.........................       450,000                -0-             450,000
  Sale of Common Stock............................       216,000            700,223             916,223
  Increase -- Deferred Registration Costs.........       (21,520)               -0-             (21,520)
                                                      ----------         ----------         -----------
          Net Cash Provided in Financing
            Activities............................       644,480            700,223           1,344,703
                                                      ----------         ----------         -----------
          Net Increase in Cash....................        66,445            314,078             380,523
  Cash -- Beginning...............................       314,078                -0-                 -0-
                                                      ----------         ----------         -----------
  Cash -- Ending..................................    $  380,523         $  314,078         $   380,523
                                                      ==========         ==========         ===========

                       See Notes to Financial Statements

                            CABLE-SAT SYSTEMS, INC.
                      FORMERLY CABLE-SAT COMPRESSION, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF SHAREHOLDERS' EQUITY
                                 MARCH 31, 1996

                                                                                   DEFICIT
                                                                                 ACCUMULATED
                           PREFERRED STOCK        COMMON STOCK                     DURING
                          ------------------   ------------------    PAID IN     DEVELOPMENT
                          SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL        STAGE        TOTAL
                          -------   --------   ---------   ------   ----------   -----------   ---------
Sale of Common Stock.....     -0-   $    -0-   2,200,000   $2,200   $  698,023    $     -0-    $ 700,223
Loss -- Year Ended
  September 30, 1995.....     -0-        -0-         -0-      -0-          -0-     (254,765)    (254,765)
                          -------   --------   ---------   ------   ----------   -----------   ---------
BALANCE --                    -0-
  September 30, 1995.....                -0-   2,200,000    2,200      698,023     (254,765)     445,458
Sale of Preferred
  Stock.................. 150,000   $450,000         -0-      -0-          -0-          -0-      450,000
                              -0-
Sale of Common Stock.....                -0-     800,000      800      305,200          -0-      306,000
Stock Subscription
  Receivable.............     -0-        -0-         -0-      -0-          -0-          -0-      (90,000)
Loss for the Six-Months       -0-
  ended March 31, 1996...                -0-         -0-      -0-          -0-     (581,367)    (581,367)
                          -------   --------   ---------   ------   ----------   -----------   ---------
BALANCE -- March 31,
  1996................... 150,000   $450,000   3,000,000   $3,000   $1,003,223    $(836,132)   $(530,091)
                          =======   ========   =========   ======    =========    =========    =========

                       See Notes to Financial Statements

                            CABLE-SAT SYSTEMS, INC.
                      FORMERLY CABLE-SAT COMPRESSION, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1996

NOTE 1 -- THE COMPANY

     The Company was organized in the State of Florida on August 26, 1994. It is engaged in the development of digital image coding and data compression products.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

DEVELOPMENT STAGE COMPANY

     The Company's primary operations since inception have been devoted to developing digital image coding and data compression products. No significant operating revenue has yet been generated. As a result, the financial statements are presented in accordance with Statement of Financial Accounting Standards
(SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises."

CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, the Company considers money market funds to be cash equivalents.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is computed using rates based upon the estimated useful lives of the assets.

ORGANIZATION COSTS

     Organization costs have been capitalized and are being amortized over a sixty month period.

DEFERRED REGISTRATION COSTS

     Deferred registration costs, incurred in connection with a private placement, will be deducted from the proceeds of such offering, if successful. If the private placement is unsuccessful, the deferred costs will be charged to operations.

RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred.

NET LOSS PER SHARE

     Net loss per share has been computed based on the weighted average number of shares of common stock. NOTE 3 -- RELATED PARTY TRANSACTIONS

NOTES PAYABLE -- RELATED PARTIES

     A shareholder of the company has been advanced funds. These advances are evidenced by a promissory note bearing interest at the rate of 6% per annum and were payable on September 1, 1995. The Company has extended the time for payment.

DUE TO AFFILIATES

     A shareholder has advanced funds for certain costs relating to the private placement memorandum.

                            CABLE-SAT SYSTEMS, INC.
                      FORMERLY CABLE-SAT COMPRESSION, INC.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4 -- INCOME TAXES

     The Company has available at March 31, 1996, unused operating loss carry forwards which may provide future tax benefits expiring as follows:

                                YEARS OF EXPIRATION
          ---------------------------------------------------------------
               2010......................................................  $254,765
               2011......................................................   581,367
                                                                           --------
                                                                           $836,132
                                                                           ========

NOTE 5 -- COMMITMENTS AND CONTINGENCIES

     The company has entered into a three year operating lease for office space with minimal annual rent of:

                                     YEAR ENDED
          ----------------------------------------------------------------
          September 30, 1996..............................................  $20,038
          September 30, 1997..............................................   40,075
          September 30, 1998..............................................   26,715
                                                                            -------
                                                                            $86,828
                                                                            =======

     Rent expense was $28,381 and $13,360 respectively.

NOTE 6 -- SUBSEQUENT EVENTS

SALES TO PRIVATE INVESTORS

     During April 1996, the Company issued 350,000 shares of its common stock for cash of $210,000 and 50,000 shares for services valued at $30,000.

PRIVATE PLACEMENT

     During May 1996, the Company completed a private placement of 372,000 shares of its common stock. The Company received proceeds of $930,000.

PROPOSED PUBLIC OFFERING

     The Company has entered into an agreement with an underwriter to sell 1,000,000 shares of its common stock and 1,000,000 redeemable common stock purchase warrants. Under the terms of the agreement, the securities are being offered on a firm commitment basis.

STOCK OPTION PLAN

     On April 4, 1996, the Board of Directors adopted, and the shareholders of the Company have approved, a stock option plan. The plan provides for the granting of options on up to an aggregate of 780,000 shares of common stock. As of May 29, 1996, the Company had granted options for 555,000 shares with a weighted average exercise price of $2.04. As of May 29, 1995, 180,000 of such granted options were vested and exercisable.

- ------------------------------------------------------
- ------------------------------------------------------

  NO DEALER, SALESPERSON, REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY, ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OR ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
Prospectus Summary....................      3
Risk Factors..........................      6
Use of Proceeds.......................     11
Dilution..............................     12
Capitalization........................     13
Selected Financial Data...............     14
Management's Discussion and Analysis
  of Financial Condition and Plan of
  Operations..........................     15
Recent Financing......................     16
Business of the Company...............     17
Management............................     22
Certain Transactions..................     24
Principal Shareholders................     24
Description of Securities.............     25
Shares Eligible for Future Sale.......     27
Underwriting..........................     29
Selling Stockholders..................     31
The Distribution......................     32
Legal Matters.........................     33
Experts...............................     33
Available Information.................     33
Financial Statements..................    F-1

  UNTIL                , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
                            CABLE-SAT SYSTEMS, INC.
                                1,000,000 SHARES
                                OF COMMON STOCK
                         1,000,000 REDEEMABLE WARRANTS
                            TO PURCHASE COMMON STOCK
                         ------------------------------

                                   PROSPECTUS
                         ------------------------------
                         (LOGO) BARRON CHASE SECURITIES
                              7700 W. CAMINO REAL
                                   SUITE 200
                           BOCA RATON, FLORIDA 33433
                                  407-750-6081
                                ATLANTA, GEORGIA

                           BEVERLY HILLS, CALIFORNIA
                             BOSTON, MASSACHUSETTS
                               CHICAGO, ILLINOIS
                              CLEARWATER, FLORIDA
                                 DALLAS, TEXAS
                                DENVER, COLORADO
                            EAST BOCA RATON, FLORIDA
                              HOOPESTON, ILLINOIS
                                 MIAMI, FLORIDA
                             MIDDLETOWN, NEW JERSEY
                             MINNEAPOLIS, MINNESOTA
                            OKLAHOMA CITY, OKLAHOMA
                                PHOENIX, ARIZONA
                               SARASOTA, FLORIDA
                                 TAMPA, FLORIDA
                                TULSA, OKLAHOMA
                                               , 1996
- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with the issuance and distribution of the securities offered hereby.

    Registration Fee........................................................  $  7,112.12
    Listing Fee -- Boston Stock Exchange....................................    15,250.00
    NASD Filing Fee*........................................................     1,850.00
    Printing Expenses*......................................................    20,000.00
    Legal Fees and Expenses*................................................    35,000.00
    Accounting Fees and Expenses*...........................................    15,000.00
    Blue Sky Fees and Expenses*.............................................    30,000.00
    Transfer/Warrant Agent Fees and Expenses*...............................     1,000.00
    Misc.*..................................................................     1,250.00
                                                                              -----------
              Total.........................................................  $126,462.12
                                                                               ==========

- ---------------

* Estimated

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is hereby made to the provisions of Section 607.0850 of the Florida Business Corporation Act which provides for indemnification of directors and officers under certain circumstances.

     Reference is hereby made to Section   of the Underwriting Agreement filed
herewith as Exhibit 1(a). Reference is hereby made to Article 4 of the Company's Amended and Restated Articles of Incorporation filed herewith as Exhibit 3(a). Reference is hereby made to Article IV of the Company's Bylaws which are filed herewith as Exhibit 3(b).

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The following provides information concerning all sales of outstanding stock which were not registered.

     In connection with the organizational activities of the Company in April 1995, the following shares were issued at par value ($.001):

    Dave Olsen.................................................................  320,000
    Wil F. Zarecor.............................................................  235,000
    Robert D. Widergren........................................................  230,000
    John L. Douglas............................................................  100,000
    Glenn Crepps...............................................................  100,000
    E. T. Kalinoski............................................................  100,000
    Ed Martin..................................................................   61,000
    Patrick Kalinoski..........................................................   60,000
    Michael G. Widergren.......................................................   50,000
    John McCracken.............................................................   30,000
    Charles Gerber.............................................................   25,000
    Benjamin T. Maltby.........................................................   20,000
    Landis McHaffey............................................................    5,000

     In August 1995 the Company sold 540,000 shares of its Common Stock to Call Now, Inc. for $496,800 and an option to acquire 320,000 shares for $.92 per share for a warrant price of $3,200. In September 1995 the number of shares issued to Call Now, Inc. was adjusted to 550,000 due to additional shares issued to other shareholders. William M. Allen, President of Call Now, Inc., was then elected to the Board of Directors of the Company.

     In January 1996 Call Now, Inc. lent the Company $50,000 for sixty (60) days with interest at 8%. Such proceeds were used for working capital.

     In March 1996 Call Now, Inc. purchased 320,000 shares of Common Stock for $96,000 ($.30 per share), including the principal and accrued interest on the foregoing loan with the balance in cash. The exercise price of the warrant purchased in August 1995 was reduced to $.30 per share and was exercised in this transaction.

     In March 1996 Call Now, Inc. purchased 150,000 shares of the Company's Preferred Stock for $3.00 per share. These shares will be redeemed at the closing of this offering for $3.00 per share plus one share of the Company's common stock per share.

     In May 1995, 494,000 shares were sold to four private investors for proceeds of $320,063.

     In February 1996, 300,000 shares were sold to Abe Ostrovsky for $90,000.

     In April 1996, 350,000 shares were sold to 8 private investors for $210,000 and 50,000 shares were issued to Joel Bernstein for services valued at $30,000.

     In May 1996, 372,000 shares were issued to 24 private investors for $930,000.

     None of the securities discussed above were registered under the Securities Act of 1933, exemption being claimed in each case pursuant to Section 4(2) thereof. All of such shares were taken for investment and not with a view towards their distribution and contain a restrictive legend. Furthermore, stop transfer orders have been lodged against such shares.

ITEM 16.  EXHIBITS.

     (a) Exhibits

EXHIBIT NO.                                          DESCRIPTION
- -----------       ---------------------------------------------------------------------------------
   1(a)        -- Underwriting Agreement
   1(b)        -- Agreement Among Underwriters
   1(c)        -- Selected Dealer Agreement
   3(a)        -- Amended and Restated Articles of Incorporation of the Registrant
   3(b)        -- Bylaws of the Registrant
   4.1         -- Form of Warrant Certificate
   4.2         -- Form of Common Stock Certificate
   5.1         -- Opinion of counsel*
  10.1         -- Financial Advisory Agreement
  10.2         -- Merger and Acquisition Agreement
  10.3         -- Warrant Agreement*
  10.4         -- Representative's Warrant Agreement
  10.5         -- Incentive Stock Option Plan
  10.5(a)      -- Employment Agreement -- Ostrovsky Consulting, Inc.*
  10.5(b)      -- Employment Agreement -- Wil F. Zarecor*
  10.5(c)      -- Employment Agreement -- John L. Douglas*
  10.5(d)      -- Employment Agreement -- Glenn Crepps*
  23           -- Consent of counsel is contained in Exhibit 5.1*
  23.1         -- Independent Auditors Consent
  24           -- Powers of Attorney -- See signature page
  27.1         -- Financial Data Schedule (for SEC use only).

- ---------------

* To be filed by Amendment

     (b) Financial Statement Schedules

        None

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denomination and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in San Jose, California on the 14th day of June, 1996.

                                          CABLE-SAT SYSTEMS, INC.

                                          By:       /s/  ABE OSTROVSKY
                                            ------------------------------------
                                                       Abe Ostrovsky
                                            Chairman and Chief Executive Officer

                        SIGNATURES AND POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes and appoints Abe Ostrovsky and Joel Bernstein, Esq., or either of them, as his attorney-in-fact, with full power of substitution and resubstitution, to sign and file on his behalf individually and in each such capacity stated below any and all amendments and post-effective amendments to this Registration Statement, as fully as such person could do in person, hereby verifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                  SIGNATURE                                  TITLE                     DATE
- ---------------------------------------------  ---------------------------------  --------------
         /s/  ABE OSTROVSKY                    Chairman of the Board, Chief       June 14, 1996
- ---------------------------------------------    Executive Officer, Chief
              Abe Ostrovsky                      Financial Officer

          /s/  WIL F. ZARECOR                  President and Director             June 14, 1996
- ---------------------------------------------
               Wil F. Zarecor

        /s/  WILLIAM M. ALLEN                  Director                           June 14, 1996
- ---------------------------------------------
             William M. Allen

          /s/  E. T. KALINOSKI                 Director                           June 14, 1996
- ---------------------------------------------
               E. T. Kalinoski

          /s/  JOHN DOUGLAS                    Director                           June 14, 1996
- ---------------------------------------------
               John Douglas

      /s/  BENJAMIN T. MALTBY                  Treasurer and Secretary (Chief     June 14, 1996
- ---------------------------------------------    Accounting Officer)
           Benjamin T. Maltby